Exhibit 3.4

EXECUTION VERSION

AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT

OF

BLOCKSTACK TOKEN FUND QP, L.P.

A DELAWARE LIMITED PARTNERSHIP

December 1, 2017

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORY AUTHORITY NOR THE REGULATORY AUTHORITY OF ANY OTHER COUNTRY HAS APPROVED OR DISAPPROVED THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OR THE LIMITED PARTNER INTERESTS (“INTERESTS”) PROVIDED FOR HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR UNDER THE SECURITIES LAWS OF ANY OTHER COUNTRY, AND THE PARTNERSHIP IS UNDER NO OBLIGATION TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT OR ANY OTHER SUCH LAWS IN THE FUTURE.

AN INTEREST MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO A “U.S. PERSON,” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER THAT SUCH REGISTRATION IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING AN INTEREST MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. ADDITIONAL RESTRICTIONS ON THE TRANSFER OF INTERESTS ARE CONTAINED IN SECTION 7 OF THIS AGREEMENT. BASED UPON THE FOREGOING, EACH ACQUIROR OF AN INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF INVESTMENT THEREIN FOR AN INDEFINITE PERIOD OF TIME.

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SECTION 7 TRANSFERS AND WITHDRAWALS		31

7.1	General Provisions Regarding Transfers	31
7.2	Transfer by a Limited Partner	32
7.3	Withdrawal/Removal of a Limited Partner	33
7.4	Procedures Following Limited Partner Withdrawal/Removal	34
7.5	Transfer by the General Partner	35
7.6	Withdrawal of the General Partner	36
7.7	Status of Assignees	36

SECTION 8 DISSOLUTION AND LIQUIDATION		37

8.1	Dissolution Events	37
8.2	Elections Following Certain Events	38
8.3	Winding-Up and Liquidation	38

SECTION 9 LIABILITY AND INDEMNIFICATION		39

9.1	Liability	39
9.2	Indemnification	40

SECTION 10 GENERAL PROVISIONS		41

10.1	Meetings	41
10.2	Action Without a Meeting of All Partners	42
10.3	Entire Agreement	42
10.4	Name and Mark	42
10.5	Amendments	43
10.6	Counterparts; Binding upon Partners and Assignees	44
10.7	Survival of Certain Obligations	44
10.8	No Third Party Beneficiaries	45
10.9	Notices, Consents, Elections, Etc.	45
10.10	Certain Limited Partner Representations and Covenants	46
10.11	Avoidance of Publicly Traded Partnership Status	48
10.12	No Usury	48
10.13	Dispute Resolution	49
10.14	Waiver	49
10.15	Severability	50
10.16	Governing Law	50
10.17	Performance, Breach and Remedies	50
10.18	Legal Counsel	50
10.19	Compliance with FINRA Rules	51
10.20	Compliance with Investment Advisers Act	51
10.21	Compliance with Exchange Act	52
10.22	Compliance with “Bad Actor” Rules	53
10.23	Compliance with CFTC Rules	53
10.24	Compliance with “Gift” and Other Anti-Corruption Rules	53
10.25	Compliance with Whistleblower Rules	54
10.26	Compliance with Anti-Money Laundering Laws	54
10.27	Pre-Payments by Limited Partners	54
10.28	Currency	54
10.29	Timing	54
10.30	Miscellaneous	54

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Annex A — Clawback Guarantee

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AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLOCKSTACK TOKEN FUND QP, L.P.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of Blockstack Token Fund QP, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of December    , 2017 by and among Blockstack Token Fund GP, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), and each of the Persons listed in the books and records of the Partnership as limited partners of the Partnership, and solely for purposes of acknowledging its withdrawal from the Partnership, the Initial Limited Partner (as defined below). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

BACKGROUND:

A.    The General Partner and Blockstack Token LLC, as the initial limited partner of the Partnership (the “Initial Limited Partner”), entered into a limited partnership agreement of the Partnership dated as of November 16, 2017 (the “Initial Agreement”) and, upon filing of the Certificate of Limited Partnership of the Partnership, formed a limited partnership under the laws of the State of Delaware.

B.    The parties hereto desire to amend and restate the Initial Agreement to admit additional limited partners, provide for the withdrawal of the Initial Limited Partner, and further to make the modifications hereinafter set forth.

In consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Initial Agreement in its entirety to read as follows:

SECTION 1

DEFINITIONS

1.1          Specific Definitions. As used in this Agreement:

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, Title 6, Delaware Code, Section 17-101 et seq., as amended from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person with regard to which the Person is controlling, controlled or commonly controlled. For purposes of the preceding sentence, “control” shall mean the power to direct the principal business management and activities of a Person, whether through ownership of voting securities, by agreement, or otherwise. “Affiliated” and “Affiliation” shall have corresponding meanings.

“Agreement” shall mean this Amended and Restated Limited Partnership Agreement of Blockstack Token Fund QP, L.P., a Delaware limited partnership, including all annexes hereto, as amended in accordance with the terms hereof.

“Anti-Corruption Rule” shall have the meaning set forth in Section 10.24(a).

“Applicable Countries” shall have the meaning set forth in Section 10.10.

“Assignee” shall mean a Person that holds an interest in the Partnership (including pursuant to a Transfer permitted under Section 7), but that has not been admitted as, or is no longer, a Partner.

“Auditor” shall mean, at the time of determination, the firm of certified public accountants of national or international standing selected by the General Partner to audit the Partnership’s annual financial statements.

“Bankruptcy” shall mean, with respect to a Partner: (i) an assignment of all or substantially all of the assets of such Partner for the benefit of its creditors generally; (ii) the commencement of any bankruptcy or insolvency case or proceeding against such Partner which shall continue and remain unstayed and in effect for a period of 180 consecutive days; (iii) the filing by such Partner of a petition, answer or consent seeking relief under any bankruptcy, insolvency or similar law; or (iv) the occurrence of any other event that is deemed to constitute bankruptcy for purposes of the Act.

“Benefit” shall have the meaning set forth in Section 10.24(a).

“Blockstack” shall mean Token LLC and its Affiliates.

“Blockstack AI Fund” shall mean Blockstack Token Fund AI, L.P., a Delaware limited partnership.

“Blockstack PBC” shall mean Blockstack PBC, a Delaware public benefit corporation and the sole member of Token LLC.

“Capital Account” shall mean, for each Partner, a separate account that is:

(a)           Increased by: (i) the amount of such Partner’s Capital Contribution; and (ii) allocations of Profit to such Partner pursuant to Section 4;

(b)           Decreased by: (i) the amount of cash distributed to such Partner by the Partnership; (ii) the Fair Market Value of any other property distributed to such Partner by the Partnership (determined as of the time of distribution and net of liabilities secured by such property that the Partner assumes or to which the Partner’s ownership of the property is subject); and (iii) allocations of Loss to such Partner pursuant to Section 4; and

(c)           Otherwise adjusted in accordance with the provisions of this Agreement.

“Capital Contribution” shall mean, for any Partner, the sum of the amount of cash and the Fair Market Value of any Cryptocurrency (determined as of the time of contribution and net of liabilities secured by such property that the Partnership assumes or to which the Partnership’s ownership of the property is subject) contributed (or deemed contributed, as applicable) by such Partner to the capital of the Partnership. The term “capital contribution” (where not capitalized) shall mean any contribution to the capital of the Partnership valued in accordance with the rules set forth in the preceding sentence. For purposes of this Agreement, each capital contribution shall be deemed to have been made at the later of: (i) the Close of Business on the due date of such capital contribution as determined in accordance with this Agreement; or (ii) the Close of Business on the date on which such capital contribution is actually received by the Partnership.

“Carrying Value” shall have the meaning set forth in Section 4.1(a).

“Close of Business” shall mean 5:00 p.m., local time, in New York, New York.

“Confidential Information” shall mean information relating to the Partnership that is not, as of the time of determination, publicly known or available. Without limitation, Confidential Information shall be deemed to include non-public information contained in: (i) this Agreement; (ii) any Subscription Agreement, private placement memorandum or other materials provided in connection with the formation of the Partnership or the placement or transfer of interests therein; (iii) any periodic or other financial statement or report provided pursuant to this Agreement or otherwise relating to the Partnership; (iv) any capital call, default or other notice or election made or provided pursuant to this Agreement; (v) materials provided at any meeting of the Partners, the LP Advisory Committee or any subset thereof; and (vi) any other materials or communications, written or non-written, concerning the formation, operation, dissolution, liquidation or termination of the Partnership or the relations of the Partners to one another in their capacity as such. With respect to any Person, information shall not lose its status as Confidential Information by virtue of being publicly known or available if such public knowledge or availability is the result of a breach of duty or other improper action by such Person or any Affiliate or agent thereof. With respect to a Limited Partner, Confidential Information shall not include information that is or has been independently developed or obtained by such Limited Partner without use of, or reference to, non-public information that was provided to such Limited Partner in connection with the formation, operation, dissolution, liquidation or termination of the Partnership, the placement or transfer of interests therein, or the relations of the Partners to one another in their capacity as such. Confidential Information shall not be deemed to include information that, pursuant to this Agreement or an authorization provided by the General Partner, may be freely disclosed by any Limited Partner without restriction (even if such disclosure has not actually occurred).

“Cryptocurrencies” shall mean cryptocurrencies in the form of Bitcoin or Ether.

“Derivative Partnership Interest” shall mean any actual, notional or constructive interest in, or right in respect of, the Partnership (other than a Partner’s total interest in the capital, profits and management of the Partnership) that, under Treasury Regulation Section 1.7704-1(a)(2), is treated as an interest in the Partnership for purposes of Section 7704 of the Internal Revenue Code. Pursuant to the foregoing, “Derivative Partnership Interest” shall include any financial instrument that is treated as debt for United States federal income tax purposes and (i) is convertible into or exchangeable for an interest in the capital or profits of the Partnership or (ii) provides for one or more payments of equivalent value.

“Discretionary Plan Rule” shall mean, with respect to any Limited Partner the governing body of which (or the governing body of a beneficial owner of which) is a governmental or quasi-governmental agency authorized to adopt rules or policies having the force of law, any such rule or policy (unless specifically required by statute) that constitutes or gives effect to a financial, economic, portfolio or investment management plan or strategy.

“Dissolution” shall mean, with respect to a legal entity other than a natural person, that such entity has experienced an event or circumstance that triggers, requires or constitutes the immediate commencement or existence of such entity’s period of winding-up and liquidation.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, including United States Department of Labor regulations promulgated thereunder.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall have the meaning set forth in Section 6.9(b).

“FATCA Rule” shall mean the United States Foreign Account Tax Compliance Act or any other applicable law that may impose a material tax, legal, or regulatory burden upon the Partnership or a Partner in consequence of the Partnership’s failure to provide information or documentation about Limited Partners.

“FATF” shall mean the Financial Action Task Force, an inter-governmental organization.

“Final Regulation” shall mean the United States Department of Labor’s final regulation relating to the definition of “plan assets” (29 C.F.R. §2510.3-101), as modified by Section 3(42) of ERISA.

“FINRA” shall have the meaning set forth in Section 10.19.

“First Evaluation Date” January 30, 2019, or such earlier date (that is no earlier than January 1, 2019) that the LP Advisory Committee determines that the First Milestone has been achieved.

“First Milestone” shall mean that Blockstack has succeeded in making the Network operational with Token functionality and the Network is live and being actively used by participants.

“Fiscal Year” shall mean the period from January 1 through December 31 of each year (unless otherwise required by law).

“FOIA Obligation” shall mean any obligation arising under a “freedom of information,” “sunshine,” “public records” or similar law to make available to the public (or to a member of the public upon request) any information relating to the Partnership (including information relating to the terms of this Agreement). Without limitation on the preceding sentence, a FOIA Obligation shall be deemed to exist if such an obligation to make information available does not currently apply, but would be triggered by a request duly made pursuant to any “freedom of information,” “sunshine,” “public records” or similar law.

“GAAP” shall mean any of the following as adopted by the General Partner from time to time for purposes of this Agreement: (i) United States generally accepted accounting principles; (ii) International Financial Reporting Standards (IFRS); or (iii) any other internationally recognized, substantially comprehensive set of accounting/reporting principles or standards adopted by the General Partner in good faith following notice to the Limited Partners.

“General Partner” shall mean Blockstack Token Fund GP, LLC, a Delaware limited liability company, and any general partner substituted therefor and admitted as a general partner of the Partnership in accordance with this Agreement, each in such Person’s capacity as a general partner of the Partnership.

“Governmental Plan Ethics Agreement” shall mean any agreement (including any provision of an agreement that also concerns other matters) entered into by the General Partner on behalf of the General Partner or the Partnership that, as reasonably determined by the General Partner, has as its principal purpose the prevention, minimization, disclosure, monitoring or remedy of corruption or other unethical or inappropriate behavior in connection with any investment in, or other dealings with, the Partnership by a governmental or quasi-governmental agency (including any retirement plan for governmental or quasi-governmental employees).

“GP Related Person” shall mean: (i) the General Partner, Token LLC, Blockstack PBC and any subsidiary of Blockstack PBC; (ii) any employee, manager, constituent partner, stockholder, member, officer or director of the General Partner, Token LLC, Blockstack PBC or any subsidiary of Blockstack PBC; and (iii) any Affiliate of the foregoing. Notwithstanding the preceding sentence, for purposes of any provision of this Agreement that would impose a restriction or burden upon any such Person, “GP Related Person” shall not include the Partnership.

“Indemnified Person” shall mean: (i) the General Partner, the Liquidating Partner, Token LLC, and any Tax Matters Partner or Partnership Representative; (ii) each Affiliate, equityholder, member, manager, partner, director, officer, employee, agent, representative, investor, advisor or other personnel of a Person described in the preceding clause (i); and (iii) each member of the LP Advisory Committee (as well as any Limited Partner in respect of which an LP Advisory Committee member serves as a designated representative); provided, however, that, notwithstanding any provision of Section 9 to the contrary, a Person described in clause (iii) of this sentence shall be deemed an Indemnified Person only with regard to actual or alleged actions or omissions directly relating to its role as a direct or indirect member of the LP Advisory Committee. In addition, “Indemnified Person” shall mean any employee, officer, director, partner, member, employee, agent or similar Person in respect of the Partnership or on behalf of any other related entity, in each case as and to the extent determined by the General Partner in its reasonable discretion. A Person that has ceased to hold a position that previously qualified such Person as an Indemnified Person shall be deemed to continue as an Indemnified Person with regard to all matters arising within or attributable to the period during which such Person held such position.

“Initial Agreement” shall have the meaning set forth in the Background section to this Agreement.

“Initial Limited Partner” shall have the meaning set forth in the Background section to this Agreement.

“Interest” shall mean the limited partner interests provided for herein.

“Internal Revenue Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Investment Advisers Act” shall mean the United States Investment Advisers Act of 1940, as amended from time to time.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended from time to time.

“IRS” shall have the meaning set forth in Section 6.18(b)(i).

“Limited Partner” shall mean any Person (other than the Initial Limited Partner) admitted to the Partnership by the General Partner as a limited partner, including without limitation any Substitute Limited Partner admitted to the Partnership pursuant to Section 7, but in each case only if such Person has not become a Withdrawn Limited Partner, each in such Person’s capacity as a limited partner of the Partnership. A Limited Partner shall not cease to be a Limited Partner or lose its non-economic rights in respect of the Partnership solely by virtue of having transferred to one or more Persons its entire economic interest in the Partnership. Except where the context requires otherwise, a reference in this Agreement to “the Limited Partners” shall mean all of the Limited Partners (taken together or acting unanimously, as appropriate).

“Liquidating Partner” shall mean the General Partner unless another Person is selected to serve as Liquidating Partner pursuant to Section 8.2. The Liquidating Partner shall be the “liquidating trustee” of the Partnership within the meaning of the Act.

“LP Advisory Committee” shall have the meaning set forth in Section 6.12(a).

“LP Change in Control” shall mean, with respect to a Limited Partner that is not an individual, any transaction or series of related transactions that constitute a direct or indirect Transfer of more than 50% of the effective voting control over or beneficial ownership of such Limited Partner; provided, however, that an LP Change in Control shall not be deemed to occur with respect to a Limited Partner solely in consequence of: (i) a restructuring of such Limited Partner that does not include a Transfer of the ultimate effective voting control or beneficial ownership of such Limited Partner; (ii) in the case of a Limited Partner that is a pension fund or substantial equivalent, a change in the beneficiaries or trustees thereof in the normal course of operation; or (iii) in the case of a Limited Partner that is (or is a subsidiary of) a publicly traded corporation, a change in the shareholders of such corporation in the normal course of public trading activity or via acquisition of such corporation by another publicly traded corporation that, in the reasonable judgment of the General Partner, does not (and is not likely to) present substantial conflicts of interest with the Partnership’s current or prospective Portfolio Companies.

“Majority- (or other specified percentage) In-Interest of the Partners or the Limited Partners” shall mean a group of Partners or Limited Partners whose aggregate Capital Contributions at the time of determination exceed 50% (or another specified percentage) of the total Capital Contributions of all the Partners or Limited Partners (or, where the context so requires, a specified subset thereof), as applicable, at such time. Solely for purposes of determining a Majority- (or other specified percentage) In-Interest of the Limited Partners under the preceding sentence, there shall be disregarded any Limited Partner interests held by GP Related Persons.

“Malfeasance” means, with respect to a Person, actions or omissions constituting (i) fraud or gross negligence, or breach of any fiduciary duty arising under this Agreement (as such duty is modified herein), in each case likely to result in a material adverse effect on the Partnership, (ii) a material breach of this Agreement, material breach of applicable U.S. securities laws in respect of the Interests, or (iii) willful misconduct in connection with his, her or its duties under this Agreement. No action or omission in respect of a material breach of this Agreement described in clause (ii) of this definition of “Malfeasance” will be deemed cured pursuant to the terms of this Agreement unless and until the Partnership is compensated for any damages caused by such Malfeasance and the LP Advisory Committee has approved such cure.

“Milestone Tokens” shall mean a number of Tokens equal in value (based on the Valuation Amount) to 100% of the aggregate Capital Contributions of the Limited Partners

“Name and Mark” shall mean the “Blockstack” name and mark, together with any associated URLs.

“Net Sales Proceeds” shall mean, with respect to an item of property sold by the General Partner or the Partnership on behalf of, or as agent for, a Limited Partner pursuant to this Agreement, the excess of (i) the gross proceeds received by the General Partner or the Partnership in connection with such sale over (ii) all direct and indirect out-of-pocket costs incurred by the General Partner or the Partnership in connection with such sale (including withholding, documentary and transfer taxes; brokerage, legal, custodial, accounting and investment banking fees; and sales commissions) as well as any portion of the gross proceeds used to repay indebtedness or other claims to which such item was subject at the time of sale.

“Network” shall mean a new internet for decentralized applications sponsored by Blockstack PBC where users own their application data directly that, among other things, allows users to purchase and sell domain names and other digital assets, which are owned and protected through a private key.

“Non-U.S. Limited Partner” shall mean any Limited Partner that: (i) is not required to file United States federal income tax returns, except to the extent attributable to the holding of its interest in the Partnership; or (ii) is classified as a partnership or other pass-through entity for United States federal income tax purposes, but only for so long as at least one equityholder of such Limited Partner (as determined under United States federal income tax principles) is not so required to file; provided, however, that a Limited Partner shall not be a Non-U.S. Limited Partner solely by virtue of the fact that such Limited Partner or any of its equityholders: (x) has zero or de minimis income or gain; or (y) is exempt from an obligation to file United States federal income tax returns by virtue of its qualification under Section 401 or 501 of the Internal Revenue Code or is a governmental or quasi-governmental entity of the United States or any jurisdiction therein. Except as otherwise approved by the General Partner, a Limited Partner (that otherwise so qualifies) shall not be a Non-U.S. Limited Partner for purposes of this Agreement unless and until it provides notice of such fact to the General Partner.

“Partner” shall mean a Limited Partner or the General Partner. Except where the context requires otherwise, a reference in this Agreement to “the Partners” shall mean all of the Partners (taken together or acting unanimously, as appropriate).

“Partnership” shall mean Blockstack Token Fund QP, L.P., a Delaware limited partnership.

“Partnership Adjustment” shall have the meaning set forth in Section 6.18(b)(i).

“Partnership Expenses” shall have the meaning set forth in Section 6.6(b).

“Partnership Representative” shall have the meaning set forth in Section 6.18(b)(i).

“Performance Distribution” shall mean each distribution made to the General Partner under this Agreement, pursuant to Section 5.1 and the portion of distributions made pursuant to Section 8.3(d)(iii) that are made in accordance with Section 5.1.

“Permanent Incapacity” shall mean, with respect to an individual, that such individual suffers a mental or physical disability which, as of the time of determination, renders such individual incapable of performing such individual’s essential functions under this Agreement and is substantially certain to continue to render such individual incapable of performing such essential functions for a continuous period of at least six months following the date of determination.

“Person” shall mean an individual, corporation, partnership, company (whether with or without limited liability), association, joint venture, trust (including the trustees thereof, in their capacity as such), governmental agency, or other entity.

“Prime Rate” shall mean the “prime rate” of interest as listed in The Wall Street Journal or a comparable source selected by the General Partner in its reasonable discretion.

“Profits and Losses” shall mean, for any period, the Partnership’s items of income and gain as well as loss, expense and deduction as determined under GAAP; provided, however, that: (i) Profits and Losses as computed for each allocation period under Section 4 shall be determined by taking into account all unrealized gains and losses in respect of Cryptocurrencies attributable to such allocation period (for purposes of determining such unrealized gains and losses, as well as any realized gains or losses that ultimately may arise, the basis of each Cryptocurrency shall be deemed to be its Fair Market Value as of the start of such allocation period or, if the Cryptocurrency was contributed to the Partnership during such period, its Fair Market Value at the time of contribution or, if the Cryptocurrency was otherwise acquired by the Partnership during such period, its cost); and (ii) Losses shall include all items of cost and expense, otherwise qualifying as items of Partnership Expense, associated with the syndication of interests in the Partnership. References in this Agreement to “net Profits” shall mean the applicable items of Profit less applicable items of Loss offsetting such items of Profit.

“Rule 506(d) Related Party” shall have the meaning set forth in Section 10.22.

“Second Evaluation Date” January 30, 2020 or such earlier date (that is no earlier than January 1, 2020) that the LP Advisory Committee determines that the Second Milestone has been achieved.

“Second Milestone” shall mean the Network has succeeded in registering one million Verified Users.

“Securities” shall mean debt, equity and synthetic securities of any type, including instruments evidencing loans entered into by the Partnership in the ordinary course of business.

“Securities Act” shall mean the United States Securities Act of 1933, as amended from time to time.

“Seller” shall mean Blockstack Token Fund GP, LLC, a Delaware limited liability company.

“State” shall mean any constituent state of the United States, as well as the District of Columbia.

“Subscription Agreement” shall mean an instrument executed by a Person intending to be admitted as a Limited Partner concerning such Person’s acquisition of an interest in the Partnership, Capital Contribution, and related matters. An instrument purporting to be a Subscription Agreement shall not be treated as such for purposes of this Agreement unless and until it has been approved and accepted by the General Partner. Solely for purposes of imposing obligations upon a transferee of an interest in the Partnership, any instrument relating to such Transfer shall be deemed a Subscription Agreement relating to such transferee.

“Substitute Limited Partner” shall mean a transferee of all or a portion of a Limited Partner’s interest in the Partnership that is admitted as a Limited Partner and succeeds, to the extent of the interest transferred, to the rights and powers and becomes subject to the restrictions and liabilities of the transferor Limited Partner.

“Tax Beneficial Owner” shall mean, with respect to a Limited Partner, any Person that holds an equity interest in such Limited Partner, either directly or indirectly through a nominee or agent or through one or more entities qualifying as partnerships, grantor trusts, S corporations, or disregarded entities, in each case as determined for United States federal income tax purposes.

“Tax-Exempt Limited Partner” shall mean: (i) any Limited Partner the income of which, except as provided in Sections 511-514 of the Internal Revenue Code, generally is exempt from United States federal income tax pursuant to Section 401 or 501 of the Internal Revenue Code or by virtue of its status as a State government or agency/instrumentality thereof; or (ii) in the case of a Limited Partner that is classified as a partnership or other pass-through entity for United States federal income tax purposes, any Limited Partner an equity interest in which is held (directly or indirectly through another pass-through entity) by a Person whose income generally is so exempt. Except as otherwise approved by the General Partner, a Limited Partner (that otherwise so qualifies) shall not be a Tax-Exempt Limited Partner for purposes of this Agreement unless and until it provides written notice of such fact to the General Partner.

“Tax Matters Partner” shall have the meaning set forth in Section 6.18(a)(i).

“Term” shall have the meaning set forth in Section 2.2. Where not capitalized, “term” shall mean the entire period of the Partnership’s existence, including any period of winding-up and liquidation following the Dissolution of the Partnership pursuant to Section 8.1.

“Termination” shall mean, with respect to a legal entity other than a natural person, that such entity has dissolved, completed its process of winding-up and liquidation, and ceased to exist.

“Third-Party Indemnifier” shall mean any Person (other than the Partnership or the General Partner) that is legally or contractually obligated to make indemnification payments (or equivalent payments pursuant to an insurance policy or similar arrangement) to an Indemnified Person.

“Title XI 2015 BBA” shall have the meaning set forth in Section 6.18(b)(i).

“Token LLC” shall mean Blockstack Token LLC, a Delaware limited liability company and the sole member of the General Partner.

“Tokens” shall mean the blockchain protocol tokens designated and issued by Token LLC and used to register domain names and applications on the Network, bid on and otherwise transact in domain names and other digital assets, vote on protocol upgrades on the Network and participate in the selection process of the application reviewers for the Network, who help make decisions about how to distribute new Tokens that are released through a mining process on the Network to developers who build applications for the Network.

“Token Purchase Agreement” shall mean that certain Token Purchase and Sale Agreement by and between the Partnership and the Seller dated on or about the date hereof.

“Transfer” shall mean any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition, whether voluntary or involuntary. “Transferred” shall have a corresponding meaning.

“Treasury Regulation” shall mean a regulation issued by the United States Department of the Treasury and relating to a matter arising under the Internal Revenue Code.

“United States” shall mean the United States of America.

“Updated Capital Account” shall mean, with respect to a Partner, such Partner’s Capital Account determined as if, immediately prior to the time of determination, all of the Partnership’s assets had been valued pursuant to Section 6.9 and any previously unallocated Profits or Losses had been allocated pursuant to this Agreement.

“URL” shall mean Uniform Resource Locator or any similar address for information on the World Wide Web.

“Verified User” shall mean a user account on the Network with at least one form of an “Acceptable Attestation” indicating that the user account is owned by a human and not owned and operated by a computer program or bot. Acceptable Attestations will be defined in the sole discretion of Token LLC and communicated to the LP Advisory Committee by January 1, 2019.

“Whistleblower Action” shall have the meaning set forth in Section 10.25.

“Withdrawal Event” shall have the meaning set forth in Section 7.4(a).

“Withdrawn Limited Partner” shall have the meaning set forth in Section 7.4(a).

“WSGR” shall have the meaning set forth in Section 10.18.

1.2          General Usage. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Section,” “Article,” or “Annex” is to the corresponding Section, Article, or Annex of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) context-appropriate grammatical variations of defined terms shall be applied in such manner as to give effect to the underlying meaning of such defined terms; (v) “including” shall mean “including, without limitation” and “approved” shall mean “approved or ratified” (with corresponding meaning applied to “consent” and other similar terms); (vi) references to laws, regulations, treaties and other rules, as well as to contracts, agreements, governmental forms, reports and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (vii) references to any specific statute or similar codification of law shall mean such statute or other codification as construed, modified, extended or enabled by any applicable binding governmental rules or regulations; (viii) references to “law” shall mean any applicable law, whether embodied in statute, governmental rule or regulation, case law, treaty or other legally binding format; (ix) references to “$” or “dollars” shall mean the lawful currency of the United States; (x) references to “days” shall mean full calendar days; references to “business days” shall mean all days other than Saturdays, Sundays and days that are legal holidays in the State of New York; (xi) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xii) days, business days and times of day shall be determined by reference to local time in New York, New York; (xiii) references to a “member” or the “members” of a partnership shall mean a constituent partner or the constituent partners of such partnership, as appropriate; (xiv) references to a “company” shall mean any business, investment fund or similar organization, whether formed as a corporation, partnership, association, joint venture, trust or otherwise; (xv) references to an “entity” shall include a partnership or similar vehicle notwithstanding that, for certain purposes under applicable law, such partnership or vehicle may be treated as an aggregate of its owners; (xvi) the term “equityholder,” when applied in respect of a partnership, limited liability company or similar entity, shall include a Person holding an allocative share of the net profits of such entity, even if such Person is not a voting member of such entity under applicable law; (xvii) the term “notwithstanding any provision of this Agreement to the contrary” or any similar term shall not be deemed to limit the power and authority of the Partners (or any subset thereof) to amend this Agreement in accordance with the provisions of Section 10.5; (xviii) when interpreting the substantive law of any specific jurisdiction, the laws of such jurisdiction applicable to such interpretation shall be applied without regard to conflict of laws principles; and (xix) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

SECTION 2

FORMATION

2.1          Continuation, Withdrawal and Name.

(a)           The Partnership was formed as a limited partnership effective as of November   , 2017, the effective date of the Initial Agreement and the date on which the Certificate of Limited Partnership of the Partnership was filed in accordance with the Act. The Partners have agreed to and do hereby amend and restate the Initial Agreement in its entirety on the terms and conditions set out in this Agreement, which hereby governs the Partnership.

(b)                                 The name of the Partnership shall be “Blockstack Token Fund QP, L.P.”, subject to change by the General Partner in accordance with the Act upon notice to the Limited Partners.

(c)                                  Upon the execution of this Agreement and the admission of one or more Limited Partners to the Partnership, the Initial Limited Partner shall (i) receive a return of any Capital Contribution made by it to the Partnership, and (ii) withdraw as a limited partner of the Partnership, and the Initial Limited Partner will have no further rights, claims or obligations as a limited partner of the Partnership and will not be deemed a party to this Agreement, except to acknowledge its withdrawal and to the extent Section 9 may apply to the Initial Limited Partner as an Indemnified Person.

2.2                               Term. The “Term” of the Partnership shall continue until the Partnership is dissolved pursuant to Section 8.1.

2.3                               Purpose and Scope.

(a)                                 Within the meaning and for purposes of the Act, the purpose and scope of the Partnership shall include any lawful action or activity permitted to a limited partnership under the Act.

(b)                                 Solely for purposes of determining the rights and obligations of each Partner vis-à-vis the other Partners and the Partnership under this Agreement, and without any consequence for the binding nature of an action taken on behalf of the Partnership by any Partner, the purpose and scope of the Partnership shall be to:

(i)                                     Purchase Tokens issued by Token LLC for use on the Network and for distribution to the Limited Partners as described in this Agreement;

(ii)                                  Subject to Section 6.4(b), seek income and gain through the acquisition, holding, and distribution or other disposition of Cryptocurrencies limited to Bitcoin and Ether; and

(iii)                               Engage in any other lawful activities (including activities described in Section 6.2) determined by the General Partner to be necessary or advisable in furtherance of the foregoing activities.

2.4                               Principal Office. The Partnership shall have a single principal office that shall at all times be located within the State of New Jersey. The principal office initially shall be located at 111 Town Square Place, Suite 1203, Jersey City, NJ 07310, and may thereafter be changed from time to time by the General Partner upon notice to the other Partners.

2.5                               Delaware Registered Office and Agent. The Partnership shall maintain a Delaware registered office and agent for the service of process as required by the Act. If the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent and file an amendment to the Certificate of Limited Partnership of the Partnership or file a notice of change of address, as the case may be, each with the Secretary of State of the State of Delaware.

2.6                               Names and Contact Information of the Partners. The General Partner shall keep on the books and records of the Partnership appropriate contact information for each Limited Partner (including such Limited Partner’s physical mail address, e-mail address and telephone number as well as, in the case of a Partner that is an entity, the name or title of an individual to whom notices and other correspondence should be directed). Each Partner shall promptly provide the Partnership with the detailed information required to be set forth for such Partner in its Subscription Agreement and shall thereafter promptly notify the Partnership of any change to such information upon such Partner’s awareness of such change.

2.7                               Additional Documents.

(a)                                 The General Partner shall cause to be executed, filed, recorded, published, or amended any documents (including articles or certificates of formation, limited partnership, cancellation or termination, bylaws, memoranda, constitutions and other similar documents), as the General Partner in its reasonable discretion determines to be necessary or advisable: (x) in connection with the formation, operation, Dissolution, winding-up, or Termination of the Partnership pursuant to applicable law; or (y) to otherwise give effect to the terms of this Agreement. The terms and provisions of each such document shall be initially established and shall be amended as necessary to cause such terms and provisions to be consistent with the terms and provisions of this Agreement.

(b)                                 To the fullest extent permitted by law, each Limited Partner hereby grants to the General Partner a special power of attorney (with full rights of assignment) irrevocably constituting and appointing the General Partner as the granting Limited Partner’s attorney-in-fact with power and authority to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices, as applicable, in the granting Limited Partner’s name and on its behalf, (i) any document described in Section 2.7(a) and (ii) any amendment to this Agreement that has been adopted as herein provided. Each special power of attorney granted under this Section 2.7(b) is coupled with an interest, to the fullest extent permitted by law, will be irrevocable, will survive and not be affected by the dissolution, bankruptcy, legal disability, death, incapacity or termination of the Limited Partner and will extend to its successors and assigns. It is expressly understood that such power of attorney does not extend to the execution and filing of tax returns on a Limited Partner’s behalf and shall not be used by the General Partner to amend this Agreement absent due authorization pursuant to Section 10.5. If required, each Limited Partner will execute and deliver to the General Partner within 10 calendar days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as the General Partner reasonably deems necessary for the purposes hereof. The General Partner will, upon request, provide Limited Partners with a copy of all material agreements or instruments executed by the General Partner on behalf of Limited Partners.

2.8                               Purchase of Tokens. On or about December 1, 2017, in accordance with the Token Purchase Agreement, the Partnership will remit to the Seller an amount in cash equal to 20% of the total Capital Contributions of the Limited Partners as a non-refundable advance on the Milestone Tokens to be sold by the Seller to the Partnership for distribution to the Limited Partners upon the satisfaction of the requirements set forth herein and in the Token Purchase Agreement. If the LP Advisory Committee determines that Blockstack has achieved the First Milestone on the First Evaluation Date, no later than 30 days after the First Evaluation Date the Partnership will transfer to the Seller cash in an amount equal to 40% of the aggregate Capital Contributions of the Limited Partners in exchange for the Milestone Tokens pursuant to and in accordance with the Token Purchase Agreement. If the LP Advisory Committee determines that the Network has achieved the Second Milestone on the Second Milestone Date, the Partnership will transfer to the Seller the balance of the amount due to the Seller as determined in accordance with the terms of the Token Purchase Agreement. For purposes of determining the number of Tokens that will be purchased by the Partnership from the Seller pursuant to this Section 2.8, the Tokens shall be valued in accordance with the Valuation Amount.

2.9                               Title to Property. Title to all Partnership property shall be held in the name of the Partnership.

SECTION 3

CAPITALIZATION

3.1                               Capital Contributions. Each Limited Partner, upon admission to the Partnership, shall contribute 100% of its Capital Contribution to the Partnership in the amount specified in its Subscription Agreement and accepted by the General Partner on behalf of the Partnership. Except as specifically provided in this Agreement, the Capital Contribution of a Partner shall represent the maximum aggregate amount of cash and property that such Partner shall be required to contribute to the capital of the Partnership.

3.2                               Admission of Partners. Upon their execution of a counterpart signature page to this Agreement and the effectiveness of this Agreement, each Person listed on the books and records of the Partnership as of the date hereof as a Limited Partner is hereby admitted to the Partnership as a limited partner of the Partnership.

3.3                               Additional Capital Contributions. Except as specifically provided in this Agreement, no Person shall be permitted or required to make a contribution to the capital of the Partnership.

3.4                               Withdrawal and Return of Capital. Except as specifically provided in this Agreement, no Partner shall (i) withdraw any portion of its Capital Contribution or Capital Account balance or (ii) be entitled to any return of such Partner’s Capital Contribution, distribution in respect of such Partner’s Capital Account balance, or other distribution in respect of such Partner’s interest in the Partnership. However, nothing in this Section 3.4 shall prevent the Partnership from returning to a Partner any amounts paid by such Partner to the Partnership in excess of amounts actually due to the Partnership from such Partner.

3.5                               Loans to the Partnership. No Partner shall be required to lend any money to the Partnership or to guarantee any Partnership indebtedness (it being understood that this Section 3.5 shall not preclude the Partnership from delivering a promissory note or similar instrument to a Partner as specifically provided in this Agreement).

3.6                               Limitation of Liability; Return/Withholding of Certain Distributions.

(a)                                 Except as otherwise required by applicable law, a Limited Partner shall have no personal liability for the debts and obligations of the Partnership. Except as otherwise expressly required by law, no Limited Partner, in its capacity as such, shall have liability in excess of (a) the amount of its Capital Contribution, (b) its share of any undistributed profits and assets of the Partnership, (c) its obligation to make other payments expressly provided for in this Agreement, and (d) the amount of any distributions wrongfully distributed to it.

(b)                                 A Limited Partner that receives a distribution (i) in violation of this Agreement or (ii) that is required to be returned to the Partnership under applicable law shall return such distribution within 30 days after demand therefor by the General Partner.

(c)                                  The General Partner may, in its sole discretion, cause the Partnership to withhold from any distributions otherwise payable to a Partner amounts due to the Partnership from such Partner. In the event of such withholding, the distributable items in question shall be treated as if actually distributed to such Partner, and then immediately paid (or contributed, as applicable) to the Partnership by such Partner. If the items to be distributed consist of non-cash assets (such as Tokens), the General Partner may, in its sole discretion, cause such assets to be sold, in which case only the Net Sales Proceeds shall be deemed paid (or contributed, as applicable) to the Partnership and any costs or losses associated with such sale shall be borne solely by such Partner.

(d)                                 Nothing in this Section 3.6 shall be construed to release any Limited Partner (in its capacity as such) from: (i) its obligation to make capital contributions or other payments specifically required under this Agreement; or (ii) liability with respect to any action or omission by a trustee, administrator, custodian, manager, officer, director or equityholder of such Limited Partner. In addition, nothing in this Section 3.6 shall be construed to release any Limited Partner from its obligations pursuant to any relationship between the Partnership and such Limited Partner acting in a capacity other than as a Limited Partner (including, for example, as a borrower or independent contractor).

3.7                               Interest on Capital. No Partner shall be entitled to interest on such Partner’s Capital Contribution, Capital Account balance, or share of unallocated Profits.

SECTION 4

PROFITS AND LOSSES

4.1                               Partnership Profit and Loss.

(a)                                 Allocation of Partnership Profit and Loss. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Partnership will be allocated among the Partners in a manner such that the adjusted Capital Account of each such Partner, immediately after making such allocation and after taking into account amounts specially allocated pursuant to this Section 4, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Partner pursuant to Section 5.1 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their respective gross Fair Market Values (as determined by the General Partner) in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein (such values, “Carrying Value”), all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 5.1 to the Partners immediately after making such allocation; provided, however, that the General Partner may adjust the allocations that are determined (without regard to this proviso) pursuant to this Section 4.1 if the General Partner determines reasonably and in good faith that such adjustment is required to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, or to give economic effect to all other relevant provisions of this Agreement.

(b)                                 Excess Losses Otherwise Allocable to a Limited Partner. To the extent that an item of Loss otherwise allocable to a Limited Partner under Section 4.1(a) would create a negative balance in the Capital Account of such Limited Partner (or increase the amount by which such Capital Account balance is negative), the item shall not be allocated to such Limited Partner but shall instead be specially allocated as follows:

(i)                                     First, to the Partners as a group, to the extent possible in proportion to their respective Capital Contributions, until the Capital Account balance of each Limited Partner has been reduced to (but not less than) zero; and

(ii)                                  Next, to the General Partner. To the extent that there have been special allocations of Loss away from a Limited Partner under this Section 4.1(b), the next available items of Profit otherwise allocable to such Limited Partner pursuant to Section 4.1(a) shall be specially allocated to the Partners to whom such items of Loss had been specially allocated under this Section 4.1(b) so as to first offset in reverse order such special allocations of Loss.

(c)                                  Adjustment to Capital Accounts for Distributions of Property. If property distributed in kind is reflected in the Capital Accounts of the Partners at a book value (i.e., the property’s basis for purposes of determining Profit and Loss with respect thereto as determined in accordance with the principles set forth in the definition of Profits and Losses in Section 1.1) that differs from the Fair Market Value of the property at the time of distribution, the difference shall be treated as Profit or Loss on the sale of the property and shall be allocated among the Partners, as of the time immediately prior to such distribution, in accordance with the provisions of this Section 4.1.

(d)                                 Allocations in Event of Transfer. If an interest in the Partnership is Transferred in accordance with this Agreement, allocations of Profits and Losses as between the transferor and transferee shall be made using any method selected by the General Partner and permitted under applicable law.

(e)                                  Tax Allocations. Items of Partnership income, gain, profit, revenue, loss, expense, deduction, credit, or adjustment recognized or otherwise reportable by the Partnership for tax purposes shall be allocated among the Partners for such tax purposes in a manner that is consistent with the requirements of applicable law. To the extent that a distribution by the Partnership to a Partner triggers a recognition of taxable income, gain, profit, revenue or adjustment by the Partnership for purposes of any applicable tax, then, to the maximum extent permissible under the laws governing such tax, such income, gain, profit, revenue or adjustment shall be allocated, solely for purposes of such tax, entirely to such Partner.

(f)                                   Attribution. With respect to each allocation pursuant to this Agreement, the determination of whether an item of Profit or Loss is attributable to a specific asset, transaction, event or category shall be made by the General Partner in its reasonable discretion.

4.2                               Withholding/Special Taxes. The Partnership shall withhold taxes and other amounts from distributions to, and allocations among, the Partners to the extent required by applicable rule, regulation, or law (as determined by the General Partner in its reasonable discretion).

Except as otherwise provided in this Section 4.2, any amount so withheld by the Partnership with regard to a Partner shall be treated for purposes of this Agreement as an amount actually distributed to such Partner pursuant to Section 5.1. An amount shall be considered withheld by the Partnership if, and at the time, remitted to or at the direction of a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the General Partner as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

SECTION 5

DISTRIBUTIONS

5.1                               Milestone Distributions. Except as otherwise provided in this Agreement, distributions prior to the Dissolution of the Partnership shall be made in accordance with this Section 5.1. Except as otherwise provided in this Agreement, each Partner actually receiving amounts pursuant to a specific distribution by the Partnership shall receive a pro rata share of each item of cash or property of which such distribution is constituted (based upon such Partner’s share under this Agreement of the total amount to be included in such distribution). Except for a distribution of Tokens pursuant to Section 5.1(a)(i), distributions will be made in United States dollars. Subject to Section 5.3, the General Partner shall cause the Partnership to distribute Tokens to the Partners at such times and in such amounts as set forth in this Section 5.1:

(a)                                 First, if on the First Evaluation Date the LP Advisory Committee determines that the Network has:

(i)                                     achieved the First Milestone, within 30 days of the First Evaluation Date the Milestone Tokens will be distributed to the Limited Partners pro rata in proportion to their respective Capital Contributions; or

(ii)                                  failed to achieve the First Milestone, the Partnership will dissolve in accordance with Section 8.1(b) and, subject to Section 8.3(d), the assets of the Partnership will be distributed as follows:

(A)                               first, 100% to the Limited Partners, pro rata in accordance with their Capital Contributions, until each Limited Partner has received distributions in an amount equal to 80% of such Limited Partner’s Capital Contribution; and

(B)                               next, (x) 80% to the Limited Partners, pro rata in accordance with their Capital Contributions, and (y) 20% to the General Partner.

(b)                                 Next, if the First Milestone was achieved, on the Second Evaluation Date the Partnership will dissolve in accordance with Section 8.1(c) and, subject to Section 8.3(d), the assets of the partnership will be distributed as follows:

(i)                                     if on the Second Evaluation Date the LP Advisory Committee determines that the Network has achieved the Second Milestone, (x) 80% to the Limited Partners, pro rata in accordance with their Capital Contributions, and (y) 20% to the General Partner; or

(ii)                                      if on the Second Evaluation Date the LP Advisory Committee determines that the Network has failed to achieve the Second Milestone,

(A)                               first, 100% to the Limited Partners, pro rata in accordance with their Capital Contributions, until each Limited Partner has received distributions in an amount equal to 40% of such Limited Partner’s Capital Contribution; and

(B)                               next, (x) 80% to the Limited Partners, pro rata in accordance with their Capital Contributions, and (y) 20% to the General Partner.

For the avoidance of doubt, there is no guarantee that the Tokens will ever be distributed to the Limited Partners. If the First Milestone is not achieved or for other reasons Blockstack does not issue the Tokens as planned, the Limited Partners will not receive the Tokens otherwise distributable by the Partnership. In addition, 20% of each Limited Partner’s Capital Contribution will not be returned or otherwise distributed to such Limited Partner, even if Blockstack does not achieve the First Milestone. Further, the amount of any distribution if the Network does not achieve the First Milestone or pursuant to Section 5.1(b) will be limited to the then-available assets of the Partnership, which will be reduced by any depreciation in value of any Cryptocurrency held by the Partnership. For the avoidance of doubt, funds from the business operations of the General Partner, Token LLC, or any other Blockstack Affiliate shall not be available for payment of any distributions to the Limited Partners pursuant to this Agreement.

(c)                                  At the point (if any) that the Partnership determines it will distribute Tokens after the First Milestone has been achieved, the General Partner will provide at least ten days’ notice to the Limited Partners, so that each Limited Partner can provide the address of a digital wallet address for purposes of delivery of the Tokens. Upon delivery of any Tokens to a Limited Partner, Token LLC will update the genesis block for the blockchain used by the Network for such Tokens to indicate that the address provided by the Limited Partner owns the Tokens.

(d)                                 Election by General Partner. The General Partner may, in its sole discretion, elect to receive less than the full amount of any Performance Distribution to which it is otherwise entitled under this Agreement with respect to one or more Limited Partners. Any amounts that are not distributed to the General Partner pursuant to the preceding sentence shall instead be distributed as determined by the General Partner in its sole discretion and as may be agreed to in writing by the General Partner with one or more Limited Partners. For the avoidance of doubt, any such election by the General Partner shall not decrease the amount a Limited Partner is otherwise entitled to under Section 5.1.

5.2                               Liquidating Distributions. Notwithstanding the provisions of Section 5.1, cash or property of the Partnership available for distribution upon the Dissolution of the Partnership (including cash or property received upon the sale or other disposition of assets in anticipation of or in connection with such Dissolution) shall be distributed in accordance with the provisions of Section 8.3.

5.3                               Limitation on Distributions.

(a)                                 Notwithstanding any provision to the contrary contained in this Agreement, no distribution shall be made to a Partner pursuant to this Agreement if and to the extent that such distribution would violate the Act or other applicable law. There shall be no distribution to a Partner if and to the extent that such distribution would create a negative balance in the Updated Capital Account of such Partner or increase the amount by which such Updated Capital Account balance is negative. The operation of this Section 5.3(a) in respect of one Partner shall not, by itself, give rise to any limitation on distributions to any other Partner.

(b)                                 Distributions pursuant to this Agreement shall be subject to such conditions and restrictions as shall be determined by the General Partner to be required or appropriate under applicable law or other obligations to which the Partnership may be subject.

SECTION 6

ADMINISTRATION

6.1                               Management Rights of the Limited Partners. Except as specifically set forth in this Agreement, the Limited Partners shall take no part in the management, control or operation of the Partnership or its activities and shall have no power or authority to act for the Partnership, bind the Partnership under agreements or arrangements with third parties, or vote on Partnership matters.

6.2                               Management by the General Partner. Subject to the provisions of this Agreement, and in accordance with the purpose of the Partnership as set forth in Section 2.3, the General Partner shall have complete and exclusive power and authority to perform acts associated with the management and control of the Partnership and its activities. In so doing, the General Partner has all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law and any action taken by the General Partner will constitute the act of and will serve to bind the Partnership. Without limiting the generality of the foregoing but subject to any limitations specifically provided in this Agreement or the Act, the General Partner has the power and authority to do the following (in its capacity as General Partner, or on behalf of the Partnership, as the General Partner deems appropriate or applicable):

(a)                                 Purchase Tokens from the Seller in accordance with this Agreement.

(b)                                 Subject to Section 6.4(b), receive, buy, sell, exchange, trade and otherwise deal in and with Cryptocurrencies.

(c)                                  Employ or retain any qualified Person to perform services or provide advice on behalf of the Partnership and pay reasonable compensation therefor.

(d)                                 Compromise, arbitrate or otherwise adjust claims in favor of or against the Partnership, and commence or defend litigation with respect to the Partnership or any assets of the Partnership, at the Partnership’s expense.

(e)                                  Cause the Partnership to purchase and maintain, at the Partnership’s expense, insurance coverage reasonably satisfactory to the General Partner with regard to any circumstance or condition which may affect the Partnership (including any employee or agent thereof), the General Partner in its capacity as such, any other GP Related Person in its capacity as such, or any other Person in connection with the investments/activities of the Partnership.

(f)                                   Cause the Partnership to enter into, make and perform upon such contracts, agreements and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the investments/activities of the Partnership, including contracts, agreements, undertakings and transactions with a Partner or Person related to a Partner; provided, however, that transactions with a Partner or a Person related to a Partner for the account of the Partnership shall be on terms determined by the General Partner in good faith to be no less favorable to the Partnership than are generally afforded to unrelated third parties in comparable transactions.

(g)                                  Open, conduct business regarding, draw checks or other payment orders upon, and close cash, checking, custodial or similar accounts with banks or brokers on behalf of the Partnership and pay the customary fees and charges applicable to transactions in respect of all such accounts.

(h)                                 Hire consultants, financial advisors, appraisers, attorneys, accountants, investment bankers, underwriters, appraisers, administrators, placement agents and such other agents for the Partnership as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Partnership.

(i)                                     Enter into and perform the Subscription Agreements, side letters and other agreements, and take such other actions as the General Partner may deem necessary or appropriate, in connection with the offer and sale of interests in the Partnership.

(j)                                    Act for, in the name of, or on behalf of the Partnership in all other matters and otherwise assume and exercise all of the authority, rights and powers of a general partner of the Partnership under the Act.

Notwithstanding any provision of this Agreement to the contrary, the General Partner is hereby authorized to enter into and comply with, on behalf of the General Partner or the Partnership, any Governmental Plan Ethics Agreement. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform, the Token Purchase Agreement, each Subscription Agreement, each side letter contemplated by Section 10.3, and any documents completed thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement; provided that neither the Partnership nor the General Partner (on behalf of the Partnership) shall enter into any agreement with any third-party that will obligate the Partnership to take any action for which an amendment to this Agreement would be required unless the Limited Partner consent required for such amendment has previously been obtained. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership in accordance with this Agreement.

6.3                               General Partner’s Power to Bind the Partnership; Sole Discretion.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Partnership by the General Partner shall be deemed to have been duly executed by the Partnership; no other Partner’s signature shall be required in connection with the foregoing and third parties shall be entitled to rely upon the General Partner’s power to bind the Partnership without otherwise ascertaining that the requirements of this Agreement have been satisfied.

(b)                                 The General Partner is hereby authorized to file with any governmental entity, on behalf of the Partnership and the Partners, a certificate or similar instrument that evidences the General Partner’s power to bind the Partnership as set forth in the preceding Section 6.3(a).

(c)                                  To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the General Partner is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests in conjunction with the interests of the Partnership, and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Person, or (b) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard.

6.4                               Conflict of Interest Transactions; Cryptocurrency Limitations.

(a)                                 Conflict of Interest Transactions. Except as otherwise specifically contemplated by this Agreement or approved by the LP Advisory Committee or a Majority-In-Interest of the Limited Partners, the General Partner shall not cause the Partnership to do any of the following:

(i)                                     Enter into any transaction with a GP Related Person, other than any transactions specifically contemplated by this Agreement or pursuant to which a GP Related Person acquires a Limited Partner interest in the Partnership or otherwise exercises any of its rights as a Partner. The General Partner shall provide the LP Advisory Committee with notice at its next regularly scheduled meeting of any transactions made pursuant to the exception provided for in this Section 6.4(a)(i).

(ii)                                  Enter into any transaction with a Limited Partner other than on terms determined by the General Partner in good faith to be no less favorable to the Partnership than are generally afforded to unrelated third parties in comparable transactions. The foregoing will not apply to any transactions pursuant to which a GP Related Person acquires a Limited Partner interest in the Partnership or otherwise exercises any of its rights as a Partner. For the avoidance of doubt, the terms of any transaction approved by the LP Advisory Committee will be deemed approved on behalf of all Limited Partners as being on an arm’s-length basis and will not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the General Partner at law, in equity, or otherwise.

(b)                                 Cryptocurrency Limitations. Initially, the General Partner will target an amount of Cryptocurrencies to be held by the Partnership that ranges in value between 10% and 30% of the aggregate value of all Capital Contributions of all Limited Partners. The General Partner will seek to manage the Partnership’s Cryptocurrency holdings within that range by buying or selling Cryptocurrency on behalf of the Partnership, as applicable; provided, however, that the General Partner may adjust such range or allow the amount of Cryptocurrencies held by the Partnership to fall below such range in its sole discretion; provided that in no event will more than 30% of the aggregate Capital Contributions be held in the form of Cryptocurrencies. The Limited Partners hereby disclaim any right of action that they may otherwise have against the Partnership, the General Partner or any of their Affiliates for any losses or other economic performance related to the management of Cryptocurrency held by the Partnership. The General Partner has not, and will not, register in the United States or any other jurisdiction as an investment adviser or similar entity, and the General Partner reserves the right to liquidate any Cryptocurrency held by the Partnership if such liquidation is necessary or advisable in order to avoid any such registration.

6.5                               Devotion of Time and Effort.

(a)                                 General Standard. Throughout the Term of the Partnership, the General Partner shall devote to the Partnership such time and effort as is reasonably necessary to diligently manage the Partnership’s affairs. Blockstack PBC shall devote such time and effort as is reasonably necessary to diligently develop and manage the Network.

(b)                                 Ownership of the General Partner. At all times during the Term of the Partnership, Token LLC shall be the sole member of the General Partner.

(c)                                  Obligations to Third Parties. The Limited Partners acknowledge that the General Partner may be prohibited from taking action for the benefit of the Partnership: (i) in connection with activities undertaken by a GP Related Person prior to the date hereof; or (ii) due to confidential information acquired or obligations incurred in connection with another outside activity permitted to the GP Related Persons under this Section 6.5. No Person shall be liable to the Partnership or any Partner for any failure to act for the benefit of the Partnership in consequence of a prohibition described in the preceding sentence.

6.6                               Expenses.

(a)                                 General Partner Expenses. All routine overhead expenses of the General Partner, including but not limited to compensation for professional staff, office space and utilities, will be borne by the General Partner.

(b)                                 Partnership Expenses. All costs, expenses and losses of the organization and operations of the Partnership will be borne by the General Partner (such expenses, “Partnership Expenses”), whether arising prior or subsequent to the date hereof, whether incurred by the Partnership, the General Partner or any of their respective Affiliates, and associated with, without limitation, the formation, operation, Dissolution, winding-up, or Termination of the Partnership, including, without limitation: (i) out-of-pocket expenses associated with the organization of (A) the General Partner and (B) the Partnership and the offering of Interests, including reasonable travel expenses related thereto (other than any placement fees); (ii) the out-of-pocket expenses incurred in connection with maintaining the existence of the General Partner, the Partnership and their related vehicles and the routine administrative expenses of the same, including all costs and expenses in connection with any required registration or regulatory compliance by the Partnership; (iii) legal, accounting, audit, valuation, tax compliance, custodial, consulting and other professional fees (including, to the extent provided in Section 6.12(e), the costs of legal and financial advisors retained by the LP Advisory Committee); (iv) banking, brokerage, broken-deal, registration, qualification, finders, depositary and similar fees or commissions; (v) transfer, capital and other taxes, as well as charges, duties and fees, and any other costs, incurred in or related to sourcing, acquiring, holding, selling or otherwise managing or disposing of Partnership Cryptocurrencies, assets or obligations; (vi) insurance premiums, indemnifications, costs of litigation and regulatory investigations and inquiries and other extraordinary expenses; (vii) costs of financial statements and other reports to Partners as well as costs of all governmental returns, reports and other filings; (viii) costs of meetings of the Partners (and to the extent provided in Section 6.12(d), meetings of the LP Advisory Committee), including the reasonable travel and other out-of-pocket costs incurred by the General Partner (and to the extent provided in Section 6.12(d), the LP Advisory Committee members) in attending such meetings; (ix) interest expenses; (x) advertising and public notice costs; (xi) costs and expenses associated with preparing tax returns, making tax elections and determinations, and similar activities; (xii) taxes and other governmental charges imposed upon the Partnership as an entity (rather than solely as a withholding agent); (xiii) all costs and expenses related to the liquidation of the Partnership’s assets upon Dissolution of the Partnership; and (xiv) any other expenses not listed in the preceding clauses (i) through (xiii) that are not normal operating expenses of the General Partner.

(c)                                  Limited Partner Expenses. Except as expressly set forth in this Agreement, each Limited Partner shall bear its own costs, expenses and losses associated with its participation in the Partnership, including its costs, expenses and losses associated with: (i) evaluating, consummating, monitoring and maintaining its investment in the Partnership; (ii) satisfying its obligations under this Agreement; (iii) assessing and responding to requests by the General Partner for consents, approvals, amendments to this Agreement and similar matters; (iv) taxes and other governmental charges; (v) legal, accounting, tax, financial and other professional advice and services; and (vi) compliance with applicable law.

(d)                                 Reimbursement Policy. Subject to Section 6.12(d), a Partner shall be entitled to reimbursement for Partnership Expenses paid or incurred by such Partner only with the approval of the General Partner (which approval may be withheld by the General Partner in its sole discretion). The General Partner shall not and shall not cause the Partnership to reimburse any Limited Partner for Partnership Expenses paid or incurred by such Limited Partner unless the Partnership is provided with reasonable documentation relating thereto.

6.7                               Partner Compensation.

(a)                                 General. Except as otherwise provided in this Section 6.7, no Partner shall be entitled to compensation for services provided by such Partner to, or for the benefit of, the Partnership.

(b)                                 Limited Partners. A Limited Partner that, with the consent of the General Partner, performs services for the Partnership as an employee or independent contractor may receive such compensation as is agreed to by the General Partner (but not in excess of the fair market value of such services as determined by the General Partner in its reasonable discretion); provided that, in the case of a Limited Partner who is also an Affiliate of a GP Related Person or a GP Related Person who performs services for the Partnership, such Person may receive compensation for such services only upon consent of the LP Advisory Committee.

(c)                                  Management Fee. Other than the Performance Distributions pursuant to Section 5.1, neither the General Partner nor any of its Affiliates will collect any advisory, management or performance-based fees from the Partnership or the Limited Partners.

6.8                               Records, Financial Statements and Tax Reporting.

(a)                                 Books and Records. The General Partner shall cause the Partnership to maintain true and proper books, records, reports, and accounts. Copies of such books, records, reports, accounts and schedules shall be made available at the principal office of the Partnership to any Partner, for purposes reasonably related to its interest in the Partnership, for inspection and copying (at its own expense), upon reasonable advance written notice to the General Partner, during reasonable business hours; provided, however, that confidential communications between the Partnership and its legal counsel may be withheld from a Limited Partner in the General Partner’s reasonable discretion.

(b)                                 Annual Reports. As promptly as is reasonably possible after the close of each Fiscal Year (other than a short initial Fiscal Year of the Partnership, if such Fiscal Year includes less than three full calendar months), the General Partner shall cause an audit of the financial statements of the Partnership for such year to be made in accordance with GAAP and a corresponding report to be prepared in accordance with GAAP (but taking into account the Fair Market Value of Partnership assets), in each case by a firm of certified public accountants of national, or international standing. Within 90 days after the close of such Fiscal Year or as soon as practicable thereafter, the General Partner shall provide to each Partner a copy of such report and shall include a statement of: (w) the assets and liabilities of the Partnership; (x) the net Profit or Loss of the Partnership; and (y) the Capital Account balance of such Partner.

(c)                                  Quarterly Reports. As promptly as is reasonably possible, but in any event within 45 days, after the close of each fiscal quarter (other than the final quarter of any Fiscal Year), the General Partner shall provide to each Partner a report (which need not have been audited) briefly summarizing the business activities and financial status of the Partnership, including: (i) the net worth of the Partnership and the value of each Partnership asset as reflected on the Partnership’s books; (ii) the Fair Market Value at the time of distribution of each asset distributed by the Partnership since the last statement containing such information; (iii) a brief progress/status report on the Network; provided, however, that: (x) the information described in clause (iii) of this sentence need not be provided to the Partners more than once during any semi-annual period; (y) the statement described in this Section 6.9(c) need not be provided in respect of a short initial fiscal quarter of the Partnership; and (z) the General Partner shall in no event be required to furnish confidential or proprietary information of Blockstack.

(d)                                 Reports to LP Advisory Committee. Within 45 days following the end of each Fiscal Year or as soon as reasonably practicable thereafter, the General Partner shall provide the LP Advisory Committee with a detailed statement of all Partnership Expenses incurred during such Fiscal Year. In addition, the General Partner will notify the LP Advisory Committee promptly if the General Partner selects a different Auditor.

(e)                                  Tax Reports and Assistance. Within 90 days after the close of each Fiscal Year, the Partnership’s accountants shall provide to each Partner the Partnership information relating to such Partner required to be set forth on a United States tax form 1065, Schedule K-1. Further, at the request and expense of any Limited Partner, the General Partner shall use reasonable efforts to: (i) provide such Limited Partner with other Partnership information required by such Limited Partner to comply with tax and other reporting obligations of such Limited Partner under applicable law; and (ii) assist such Limited Partner in applying for any available exemption, waiver, reduction or refund of or from taxes relating to such Limited Partner’s interest in the Partnership; provided, however, that in no event shall the General Partner be: (i) required to assist a Limited Partner in taking a tax or other reporting position that is inconsistent with the Partnership’s own reported position; or (ii) required or deemed to provide advice or counsel to a Limited Partner with respect to tax or any other legal matter.

(f)                                   Meeting with Auditor Personnel; Additional Audit.

(i)                                     At the request of the LP Advisory Committee, the General Partner shall cause one or more Persons employed by the Auditor to meet with the LP Advisory Committee (without the General Partner present) at least once during each Fiscal Year (other than the initial Fiscal Year of the Partnership). Any such meeting shall be held at a reasonable time and place jointly selected by the LP Advisory Committee and the Auditor on not less than 10 nor more than 90 days’ notice.

(ii)                                  In the event that the General Partner selects a different Auditor, the General Partner shall use reasonable efforts to (A) make itself available to discuss such change in Auditor with the LP Advisory Committee, and (B) cause one or more Persons employed by the replaced Auditor to discuss such change in Auditor with the LP Advisory Committee.

(iii)                               In addition, if 66 2/3% in Interest of the Limited Partners reasonably questions the accuracy of the Partnership’s audited financial statements, such Limited Partners may require (but not more often than once for any specific set of statements) that the Partnership, at the sole expense of such Limited Partners, engage a second firm of certified public accountants of national or regional standing in the United States to conduct a corresponding audit and generate a corresponding report, to be delivered to the Partners in the same manner, and subject to the same rules under this Agreement, as the original audited financial statements.

(g)                                  Rights of Limited Partners. The rights of the Limited Partners in their capacity as such to receive information from the General Partner and the Partnership shall be exclusively as set forth in this Agreement, and no additional rights shall apply.

(h)                                 Reliance on Third Parties. The Limited Partners acknowledge that the General Partner and the Partnership’s accountants will require information from third parties in order to comply with the requirements of this Section 6.8 and agree that neither shall have liability to the Partnership or the Limited Partners in connection therewith so long as they exercise commercially reasonable efforts in seeking to obtain such information on a timely basis.

(i)                                     Other Reports. The General Partner shall notify the LP Advisory Committee within 5 business days of: (i) any material inquiries relating to the General Partner or the Partnership by legal or regulatory bodies in any jurisdiction other than routine inspection or examination procedures; (ii) any new or substantially increased material contingency or liability of the Partnership that is more likely than not to result in aggregate costs to the Partnership exceeding $1 million; (iii) any material breach by a GP Related Person of any provision of this Agreement; and (iv) any non-Affiliate Transfer of an interest in the General Partner.

6.9                               Valuation of Partnership Assets.

(a)                                 General. The General Partner shall value the Partnership’s assets as required by GAAP or in order to provide reporting to the Limited Partners as set forth in this Agreement, upon the Dissolution of the Partnership, and whenever otherwise required by this Agreement or determined by the General Partner in its sole discretion. The General Partner shall also value, upon receipt by the Partnership, distributed assets that subsequently are returned to the Partnership.

(b)                                 Valuation Standards. Except as otherwise provided in this Agreement, in determining the value of Partnership property or a Partner’s interest in the Partnership, or in any accounting among any or all of the Partners, no value shall be placed on the Partnership’s goodwill, name, records, files, or statistical data or on similar assets not normally reflected in the Partnership’s accounting records, but there shall be taken into consideration any items of income earned but not yet received, expenses incurred but not yet paid, liabilities fixed or contingent, and prepaid expenses to the extent not otherwise reflected in the books of account. In determining the value of Partnership assets, the General Partner may, but shall not be required to, take into consideration valuations, appraisals and similar assessments made or undertaken by third parties. The General Partner’s valuation of Partnership assets shall establish the “Fair Market Value” of such assets and shall be binding and conclusive for all purposes under this Agreement.

(c)                                  Valuation of Tokens. As of the date hereof, the value of each Token is $0.12 (the “Valuation Amount”).

6.10                        Confidentiality.

(a)                                 General. Confidential Information shall be treated by each Limited Partner as strictly confidential and shall not, without the prior consent of the General Partner, be: (i) disclosed to any Person (other than a Partner); or (ii) used by such Limited Partner other than for a Partnership purpose. Without limitation on the obligations of a Limited Partner arising under this Section 6.10, a Limited Partner that discloses (or causes to be disclosed) information to its employees, members, equityholders, representatives, agents, or advisors (including by means of a request to the General Partner that such information be delivered to any such Person directly by the General Partner, the Partnership or any agent or Affiliate thereof) shall be deemed in breach of this Agreement to the extent that any such Person uses or discloses such information in a manner inconsistent with the provisions of this Section 6.10. Each Limited Partner expressly acknowledges and agrees that the Partnership derives material economic value from the protection of Confidential Information as set forth in this Section 6.10 and that such Confidential Information includes trade secrets and similar types of information the disclosure of which likely would cause substantial and irreparable harm to the Partnership.

(b)                                 Exception for Certain Legal Requirements. Notwithstanding Section 6.10(a), a Limited Partner may disclose or use Confidential Information that is currently or becomes: (i) required to be disclosed pursuant to applicable law (but only to the extent of such requirement and only to the extent that such requirement cannot be avoided or eliminated via commercially reasonable efforts on the part of such Limited Partner); or (ii) required to be disclosed or used in order to enforce such Limited Partner’s rights under this Agreement (but only to the extent of such requirement and only after consultation with the General Partner).

(c)                                  Permitted Disclosure/Use. Notwithstanding Section 6.10(a), a Limited Partner may disclose or use Confidential Information as follows:

(i)                                     A Limited Partner may disclose Confidential Information to such Limited Partner’s accountants, attorneys and similar advisors bound by a duty of confidentiality.

(ii)                                  A Limited Partner that is a fund-of-funds or similar entity may disclose, to such Limited Partner’s own equityholders, summary information concerning the Partnership’s financial performance and status; provided, however, that in each instance such equityholders shall be bound by (x) a written agreement to comply with the confidentiality and use provisions of this Section 6.10 as if they were Limited Partners bound by this Agreement or (y) some other obligation that provides a comparable degree of protection to the Partnership.

(iii)                               A Limited Partner may disclose the following information:

(A)                               The name and “vintage year” of the Partnership.

(B)                               A summary characterization of the Partnership as a fund with an investment in Tokens that will, in the future, be usable on a decentralized internet platform sponsored by Blockstack PBC.

(C)                               The name of the General Partner.

(D)                               The aggregate amount of the Capital Contributions of the Partners.

(E)                                The amount of such Limited Partner’s Capital Contribution.

(F)                                 The capital contributions made by such Limited Partner to, and the distributions received by such Limited Partner from, the Partnership.

(G)                               The value of such Limited Partner’s interest in the Partnership.

(iv)                              A Limited Partner may use Confidential Information for such Limited Partner’s internal purposes to assess investment and other similar opportunities and circumstances, so long as such use causes no material harm to the Partnership, or any other Partner and so long as, in any event, such use conforms to the requirements of all applicable laws (including laws relating to “insider trading”).

(d)                                 FOIA Obligations. Each Limited Partner that is, or becomes, subject to a FOIA Obligation shall promptly notify the General Partner of such obligation and shall, upon request from the General Partner, provide the General Partner with a reasonable written description of the nature and scope thereof. Such Limited Partner shall also use its reasonable best efforts to notify the General Partner at least five days prior to disclosing, pursuant to such obligation, any Confidential Information (and shall in any event notify the General Partner within a reasonable time following any such disclosure). With respect to each Limited Partner that is subject to a FOIA Obligation, the Partnership hereby requests confidential treatment, to the maximum extent permitted by law, of all Confidential Information. Solely for purposes of the California Public Records Act and any other similar law that exempts this Agreement from public disclosure, the Partners intend and agree that each side letter described in Section 10.3 shall be deemed a part of this Agreement (but only as among the parties to such side letter).

(e)                                  Other Disclosure Obligations. If a Limited Partner intends to disclose (or has disclosed) Confidential Information pursuant to Section 6.10(b), such Limited Partner shall, to the fullest extent permitted by law: (i) notify the General Partner at least five days prior to such disclosure (except in the case of an inadvertent disclosure, which shall be notified to the General Partner promptly upon the Limited Partner becoming aware of such inadvertent disclosure); and (ii) use best efforts to label or otherwise identify such disclosed information as confidential and proprietary, request confidential treatment from the Person(s) to whom such information is disclosed, and more generally seek to effect such disclosure in a manner that minimizes the adverse impact of such disclosure upon the Partnership, the other Partners, and Blockstack.

(f)                                   Withholding Information from a Specific Limited Partner. To the extent permitted by applicable law, and notwithstanding the provisions of Section 6.8, the General Partner may, in its reasonable discretion, keep confidential from any Limited Partner items of Confidential Information to the extent the General Partner reasonably determines that: (i) disclosure of such information to such Limited Partner likely would have a material adverse effect upon the Partnership, a Partner or Blockstack due to an actual or likely conflict of business interests between such Limited Partner and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Partnership, a Partner or Blockstack; or (ii) in the case of a Limited Partner that the General Partner reasonably determines cannot or will not adequately protect against the disclosure of Confidential Information, the disclosure of such information to a non-Partner likely would have a material adverse effect upon the Partnership, a Partner, or Blockstack. The foregoing provisions of this Section 6.10(f) shall not apply to permit the General Partner to keep confidential from a Limited Partner: (i) any information that such Limited Partner requires to comply with applicable law; (ii) such Limited Partner’s Capital Account balance; (iii) for a period exceeding 12 months, any specific item of summary balance sheet-type information with regard to the Partnership; or (iv) any information that is otherwise disclosable to such Limited Partner for the purpose of preventing the Limited Partner from exercising its rights hereunder or under applicable law..

(g)                                  Cooperation with Limited Partner. Prior to withholding information from a Limited Partner pursuant to Section 6.10(f), the General Partner shall use reasonable efforts to consult with such Limited Partner about the reasons for such withholding and shall consider in good faith any rationale offered by such Limited Partner as to why such withholding is not necessary or appropriate. If a Limited Partner is denied access to information because such Limited Partner is actually or potentially subject to a FOIA Obligation, the General Partner shall use reasonable efforts to cooperate with such Limited Partner in identifying an alternate means to provide the same or comparable information without creating a material risk of public disclosure.

(h)                                 Limited Partner Information. Provided that the Partnership and the General Partner may disclose any information or documentation to the extent necessary in connection with the formation, operation, Dissolution, winding-up, or Termination of the Partnership (as determined by the General Partner in its reasonable discretion), the Partnership and the General Partner shall refrain from disclosing any confidential information or related documentation furnished by a Partner pursuant to Section 6.11. Without limitation on the rights of the Partnership and the General Partner under the preceding sentence, the Partners acknowledge and agree that, pursuant to the preceding sentence, the Partnership and the General Partner may disclose information and related documentation regarding Partners as well as their ultimate beneficial ownership and management in connection with applicable governmental reporting requirements and FATCA Rules as well as “know your customer,” “anti-money laundering” and similar rules. The Partnership and the General Partner shall not, without such Limited Partner’s consent, utilize a Limited Partner’s name for purposes of marketing interests in the Partnership or for advertising or public relations generally (including by means of a press release, brochure, publicly accessible website or similar vehicle), it being understood that this sentence shall not prohibit the Partnership or the General Partner from complying with applicable law or any bona fide due diligence request from a prospective Limited Partner.

(i)                                     Alternative Reports. If, pursuant to any of the foregoing provisions of this Section 6.10, a Limited Partner is denied access to all or any portion of the annual accountants report to which it otherwise would be entitled under Section 6.8(b), the General Partner shall promptly provide such Limited Partner with an alternative report. Such alternative report shall be identical in all material respects to the applicable accountants report except as necessary to protect the interests of the Partners, the Partners or Blockstack in accordance with this Section 6.10. At any time (but only once per alternative report) after the General Partner has delivered an alternative report described in the preceding sentence, a Majority-In-Interest of the Limited Partners who received such report may require that, at the Partnership’s expense, the General Partner engage a separate firm of certified public accountants of national or regional standing in the United States to review both the applicable accountants report and such alternative report solely for purposes of determining whether such alternative report complies with the requirements of the preceding sentence. If compliance is found, such separate accountants shall deliver a written confirmation thereof to the General Partner, who shall promptly deliver to the Limited Partners a copy thereof. If compliance is not found, the General Partner shall promptly revise such alternative report as necessary to obtain a finding of compliance, and shall then promptly deliver to the Limited Partners copies of such revised report and the separate accountants’ written confirmation of compliance.

(j)                                    Other Legal Proceedings. Each Limited Partner acknowledges and agrees that such Limited Partner has a duty under this Section 6.10 to protect the confidentiality of Confidential Information in connection with legal proceedings in which such Limited Partner is a participant and which are not governed by Section 10.13. Without limitation on such Limited Partner’s other obligations under this Agreement, but subject to Sections 6.10(b) and 6.10(c), in connection with any such proceeding, such Limited Partner shall use reasonable efforts to protect Confidential Information from being entered into a public record of such proceeding, including by means of submitting such information to any applicable court or other adjudicative or regulatory body under seal.

6.11                        Disclosures. Each Partner shall furnish to the Partnership upon request any information or related documentation with respect to such Partner reasonably determined by the General Partner to be necessary or appropriate in connection with the formation, operation, Dissolution, winding-up, or Termination of the Partnership. Without limitation on the preceding sentence, as requested by the General Partner, each Partner shall furnish such information and related documentation (including duly executed governmental forms) regarding such Partner and the ultimate beneficial ownership and management of such Partner as is reasonably necessary or appropriate for the General Partner, the Partnership, Blockstack and their respective Affiliates to comply with applicable governmental reporting requirements and FATCA Rules as well as “know your customer,” “anti-money laundering” and similar rules.

6.12                        LP Advisory Committee.

(a)                                 Membership. No later than six months after the date hereof, the General Partner shall establish on behalf of the Partnership and Blockstack AI Fund an “LP Advisory Committee” composed of Limited Partners (or their designated representatives), limited partners of Blockstack AI Fund and other designees of the General Partner, consisting of at least 3 but no more than 9 members, each appointed by the General Partner; provided that at least a majority of the members of the LP Advisory Committee shall be designees of the General Partner who are not Limited Partners (or their designated representatives); provided further that the LP Advisory Committee will always be composed of an odd number of members. A member of the LP Advisory Committee serving as the designated representative of a Limited Partner shall be deemed an agent of such Limited Partner when acting in such capacity. With regard to a Person that is not a Limited Partner, the General Partner may condition such Person’s appointment to the LP Advisory Committee upon such Person’s execution of an agreement to: (i) protect the confidentiality, and limit use, of Confidential Information in the same manner as a Limited Partner; and (ii) make such other acknowledgments for the protection of the Partnership as the General Partner shall reasonably determine to be appropriate. Any member of the LP Advisory Committee may, at any time, resign from the LP Advisory Committee or be removed, with or without cause, by the General Partner. All such appointments, designations, resignations, and removals shall be effective upon notice to the Partnership.

To the fullest extent permitted by law, neither any member of the LP Advisory Committee nor any Limited Partner appointing such member will be deemed a fiduciary of the Partnership or any Partner, the members of the LP Advisory Committee may consider their own interests, and neither any member of the LP Advisory Committee nor any Limited Partner appointing such member will have any fiduciary duties to the Partnership or any Partner. For the avoidance of doubt, the LP Advisory Committee shall be the same committee as the “LP Advisory Committee” referred to in the Amended and Restated Limited Partnership Agreement of Blockstack AI Fund, as amended and/or restated from time to time, and all determinations of the LP Advisory Committee as to whether the First Milestone or the Second Milestone has been achieved shall be the same for the Partnership and Blockstack AI Fund.

(b)                                 Voting. Any recommendation, determination, approval or other action of the LP Advisory Committee shall require the approval of a majority of its members. Any determination or approval of the LP Advisory Committee will be conclusively binding on all Limited Partners. The LP Advisory Committee will meet on or before each of the First Evaluation Date and the Second Evaluation to determine whether the First Milestone or the Second Milestone, respectively, has been met. Except as provided in the previous sentence, no such action shall require an actual meeting of the LP Advisory Committee. However, meetings may be held at the request of the General Partner or any member of the LP Advisory Committee, and any meeting of the LP Advisory Committee will require similar procedures with respect to notification, provision of documents, and required timing for follow-up written consent as apply to meetings of the Limited Partners pursuant to Section 10.1. Any member of the LP Advisory Committee may, in its sole discretion, decline to participate in any specific deliberation or vote of the LP Advisory Committee.

(c)                                  Powers. The General Partner shall consult with, and seek the approval of, the LP Advisory Committee as specifically required under this Agreement, including without limitation in connection with the Tokens, potential conflicts of interests and other Partnership matters. In particular and without limiting the foregoing, the LP Advisory Committee will have the authority to determine whether the Network has achieved the First Milestone and the Second Milestone, and the General Partner will provide the LP Advisory Committee with all information reasonably necessary for making those determinations. In addition, the General Partner may consult with, or seek the approval of, the LP Advisory Committee regarding any other matter as determined by the General Partner in its sole discretion. Without limiting the General Partner’s ability to demonstrate that it has acted in good faith, the General Partner shall be deemed to have acted in good faith when acting in accordance with the approval of the LP Advisory Committee, provided that the General Partner made a good faith effort to inform the LP Advisory Committee of all the facts pertinent to such approval. To the maximum extent permitted under the Investment Advisers Act and other applicable law, the LP Advisory Committee is hereby authorized to provide any approval or consent on behalf of the Limited Partners that is required under such law (it being understood that this sentence shall apply solely with regard to approval or consent requirements arising solely under such law and not to approval or consent requirements expressly arising under this Agreement). A Person’s status as a member of the LP Advisory Committee shall not constitute such Person as an agent or general partner of the Partnership, and, except as specifically provided in this Agreement, the LP Advisory Committee shall have no power or authority to manage, direct or act for the Partnership. Notwithstanding anything to the contrary contained in this Agreement, none of the actions taken by the LP Advisory Committee, any member of the LP Advisory Committee or the Limited Partners hereunder shall constitute participation in the control of the business of the Partnership within the meaning of the Act, and the General Partner will retain ultimate responsibility for all decisions relating to the operation and management of the Partnership.

(d)                                 Costs of Meetings. With respect to any meeting of the LP Advisory Committee held for the purpose of determining whether the First Milestone or the Second Milestone has been met or at the request of the General Partner, the costs of such meeting (including the reasonable out-of-pocket costs incurred by the LP Advisory Committee members in attending such meeting) shall be a Partnership Expense (allocated between the Partnership and Blockstack AI Fund in the General Partner’s discretion), reimbursable to the LP Advisory Committee members.

The costs of any other meeting of the LP Advisory Committee shall not be a Partnership Expense and shall not be reimbursed by the General Partner. It is the general intention of the Partners that meetings of the LP Advisory Committee, to the extent reasonably practicable, shall be held telephonically (or in conjunction with meetings of the Partners) in order to minimize travel costs. LP Advisory Committee members shall not be entitled to compensation from the General Partner or the Partnership for their services as such.

(e)                                  Costs of Legal and Financial Advisors. The LP Advisory Committee may engage legal or financial advisors in connection with any matter brought to the LP Advisory Committee for review, consultation or approval. The reasonable costs of any such legal or financial advisors shall be a Partnership Expense, reimbursable to LP Advisory Committee members.

6.13                        Certain Tax Issues.

(a)                                 Tax Matters Partner. For tax years beginning before December 31, 2017, the General Partner is hereby designated the “Tax Matters Partner” of the Partnership within the meaning of Section 6231(a)(7) of the Internal Revenue Code. Except to the extent specifically provided in the Internal Revenue Code or the Treasury Regulations (or the laws of relevant non-Federal taxing jurisdictions), the Tax Matters Partner shall have exclusive authority to act for or on behalf of the Partnership with regard to tax matters, including the authority to make (or decline to make) any available tax elections.

(b)                                 Partnership Representative and Audits.

(i)                                     For taxable years beginning after January 1, 2018, the General Partner shall be the “partnership representative” of the Partnership (“Partnership Representative”) pursuant to and to the extent permitted by Section 6223 of Title XI of the Bipartisan Budget Act of 2015 (“Title XI 2015 BBA”). In the event of any pending tax action, investigation, claim or controversy at the Partnership level that may result in a “partnership adjustment,” within the meaning of Section 6241(2) of Title XI 2015 BBA (a “Partnership Adjustment”), to any item reported on a federal tax return of any Partner(s), the Partnership Representative, shall keep such Partner(s) fully and timely informed by written notice of any audit, administrative or judicial proceedings, meetings or conferences with the U.S. Internal Revenue Service (“IRS”) or other similar matters that come to its attention in its capacity as Partnership Representative. Notwithstanding the foregoing, (i) the Partnership Representative shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and all Partners, and (ii) all expenses incurred by the Partnership Representative in connection with any income tax audit of any tax return of the Partnership, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Partnership, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim (including, without limitation, reasonable attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of the Partnership (such expenses, “Tax Audit and Controversy Costs”); provided, however, that all or any portion of any Tax Audit and Controversy Costs that the General Partner reasonably believes were incurred solely due to the tax status, tax needs, or tax reporting requirements of one or more Partners shall be allocated only to such one or more Partners; provided further that, for the avoidance of doubt, the preceding sentence shall not prohibit or limit the General Partner’s ability to allocate any item of income, gain, loss, deduction or credit to any Partner in respect of a Partnership Adjustment implemented in accordance with this Agreement and applicable law. Without the consent of the General Partner, as applicable, no other Partner shall have the right to (A) participate in the audit of any Partnership tax return, (B) file any return inconsistent with, or file any amended return or claim for refund in connection with, any item of income, gain, loss, deduction or credit reflected on any tax return of the Partnership, (C) participate in any administrative or judicial proceedings arising out of or in connection with any audit, amended return, claim for refund or denial of such claim, or (D) appeal, challenge or otherwise protest any adverse findings in any such audit or with respect to any such amended return or claim for refund or in any such administrative or judicial proceedings.

(ii)                                  For any Partnership Adjustment or proposed Partnership Adjustment to the federal income tax returns of the Partnership for which an “imputed underpayment,” within the meaning of Section 6225(b) of Title XI 2015 BBA would arise, then either, (x) the Partnership Representative may require that the Partner(s) affected by such Partnership Adjustment file amended returns that take into account such Partnership Adjustments and pay any additional tax due pursuant to Section 6225(c) of Title XI 2015 BBA or (y) if the Partnership Representative does not require the affected Partner(s) to file such amended returns as provided in clause (x), and the affected Partner(s) do not otherwise file such amended returns, the Partnership Representative may elect application of Section 6226 of Title XI 2015 BBA. In any case, (A) the affected Partner(s) shall keep the Partnership Representative fully and timely informed by written notice of any administrative or judicial proceedings, meetings or conferences with the IRS or other similar matters with respect to the Partnership Adjustment, (B) the General Partner shall allocate any imputed underpayment, interest, and related costs among the partners in an equitable manner, taking into account the status of each partner, including, for the avoidance of doubt, not allocating such costs to Tax-Exempt Limited Partners, and (C) the Partnership Representative shall have the right to review and comment on any submissions to the IRS, and attend and jointly participate in any meetings or conferences with the IRS at its own expense.

(iii)                               This Section 6.13(b) is intended to apply to the Partnership for taxable years beginning after January 1, 2018 and to comply with certain provisions under Title XI 2015 BBA that may be subject to change or further interpretation by the U.S. Treasury or IRS after the date hereof. In the event of such change or further interpretation, the General Partner is hereby authorized to amend this Agreement consistent with the provisions of Sections 6.13(a) and (b) above.

(c)                                  Partnership Classification for Tax Purposes. Except to the extent otherwise required by applicable law (disregarding for this purpose any requirement that can be avoided through the filing of an election or similar administrative procedure), the General Partner shall cause the Partnership to take the position that the Partnership is a “partnership” for applicable United States (including federal, State and local) income tax purposes and shall cause to be filed with the appropriate tax authorities any elections or other documents necessary to give due legal effect to such position. A Partner shall not file (and each Partner hereby represents that it has not filed) any income tax election or other document that is inconsistent with the Partnership’s position regarding its classification as a “partnership” for applicable United States (including federal, State and local) income tax purposes.

(d)                                 Notice of Inconsistent Treatment of Partnership Item. No Partner shall file a notice with any governmental tax authority in connection with such Partner’s treatment of an item on such Partner’s income or other tax return or report in a manner which is inconsistent with the treatment of such item on the Partnership’s corresponding return or report unless such Partner has, not less than 30 days prior to the filing of such notice (or such shorter period as is approved by the General Partner in its sole and absolute discretion), provided the General Partner with a copy of such notice and thereafter in a timely manner provides such other information related thereto as the General Partner shall reasonably request.

(e)                                  Notice of Settlement Agreement. Any Limited Partner entering into a settlement agreement with a governmental tax authority which concerns a Partnership item shall notify the General Partner of such settlement agreement and those of its terms relating to the Partnership within 60 days after the date thereof.

SECTION 7

TRANSFERS AND WITHDRAWALS

7.1                               General Provisions Regarding Transfers.

(a)                                 Assignee Status. Unless admitted as a Partner in accordance with the provisions of this Agreement, the transferee of all or any portion of a Partner’s interest in the Partnership shall not be a Partner, but instead shall be an Assignee subject to the provisions of Section 7.7.

(b)                                 Transfer Agreement. In connection with each Transfer of an interest in the Partnership: (i) the transferor and transferee shall execute and deliver to the Partnership a written instrument of Transfer in form and substance reasonably satisfactory to the General Partner; and (ii) the transferee shall execute and deliver to the Partnership a written instrument pursuant to which the transferee assumes all obligations of the transferor associated with the transferred interest and otherwise agrees to comply with the terms and provisions of this Agreement. For the avoidance of doubt, the requirements of clauses (i) and (ii) of this Section 7.1(b) may be met in a single written instrument.

(c)                                  Prohibited Transfers. Notwithstanding any provision of this Agreement to the contrary, there shall be no Transfer of an interest in the Partnership if such Transfer would: (i) give rise to a requirement that interests in the Partnership be registered under Section 5 of the Securities Act or under the securities laws of any State or foreign country; (ii) give rise to a requirement that the Partnership or any Affiliate of the Partnership register as an investment company or elect to be a “business development company” under the Investment Company Act or any corresponding provision of other applicable law; (iii) give rise to a requirement that the General Partner or any equityholder, member, partner, manager, director, officer, or employee thereof, to the extent such Person is not registered or required to be registered immediately prior to the effectuation of said Transfer, register as an investment adviser under the Investment Advisers Act or any corresponding provision of other applicable law; (iv) otherwise subject the Partnership, the General Partner, or any equityholder, member, partner, manager, director, officer, or employee of the General Partner to additional regulatory requirements under applicable law, compliance with which would subject the Partnership or such other Person to material expense or burden (unless each such affected Person consents to such Transfer); (v) constitute a transaction effected through an “established securities market” within the meaning of Treasury Regulation Section 1.7704-1(b) or otherwise cause the Partnership to be a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code; (vi) effect a termination of the Partnership under Section 708 of the Internal Revenue Code (but only if such termination would result in material adverse consequences to the Partnership or any Partner under United States federal, State or local law); or (vii) violate any applicable law, regulation or other governmental rule, or result in a violation thereof by the Partnership, the General Partner, or any equityholder, member, manager, director, officer, or employee of the General Partner. In furtherance of the foregoing, there shall be no Transfer of an interest in the Partnership unless such Transfer is made pursuant to registration under the Securities Act, pursuant to an available exemption from the registration requirements of the Securities Act, or pursuant to the provisions of Regulation S under the Securities Act.

(d)                                 Effect of Purported Transfer. Any Transfer in violation of this Section 7: (i) shall, to the fullest extent permitted by law, be null and void as against the Partnership and the other Partners; and (ii) shall, to the fullest extent permitted by law, not be recognized or permitted by, or duly reflected in the official books and records of, the Partnership. The preceding sentence shall not be applied to prevent the Partnership from enforcing any rights it may have in respect of a transferor or transferee arising under this Agreement or otherwise (including any rights arising under Section 10.6).

(e)                                  Derivative Partnership Interest. Solely for purposes of this Section 7.1, an interest in the Partnership shall be deemed to include any Derivative Partnership Interest held, issued or created by a Partner, Assignee or other Person.

7.2                               Transfer by a Limited Partner.

(a)                                 General. To the fullest extent permitted by law, and except as otherwise provided in this Section 7.2, a Limited Partner shall not Transfer all or any portion of its interest in the Partnership without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion.

(b)                                 Opinion. In connection with each Transfer, unless otherwise waived by the General Partner, the transferring Limited Partner shall provide to the General Partner, either: (i) an opinion of counsel to such transferring Limited Partner satisfactory in form and substance to counsel for the Partnership with respect to the matters described in Section 7.1(c); or (ii) sufficient information to allow counsel for the Partnership to make a determination that the proposed Transfer will not result in any of the consequences described in Section 7.1(c). The General Partner shall use its reasonable efforts to assist the transferring Limited Partner in obtaining Partnership information necessary for such Limited Partner to satisfy its obligations under the preceding sentence.

(c)                                  Multiple Ownership. In the event of any Transfer which results in multiple ownership of a Limited Partner’s interest in the Partnership, the General Partner may require that one or more trustees or nominees be designated to represent all or a portion of the interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement and for the purpose of exercising all rights of the transferees under this Agreement.

(d)                                 Transfer Expenses. If a Limited Partner Transfers (or proposes to Transfer) all or any portion of its interest in the Partnership, all reasonable legal and other out-of-pocket expenses incurred by the Partnership on account of the Transfer (or proposed Transfer) shall be paid by such Limited Partner, regardless of whether such proposed Transfer is completed. Following the effective date of any Transfer, the transferor and transferee shall be jointly and severally liable for all such expenses. At the election of the General Partner, such expenses shall be paid by the Partnership and deducted from the Capital Account of the Limited Partner or the transferee.

(e)                                  Transfer of Entire Interest. Except as otherwise specifically provided in this Agreement or with the consent of the General Partner, all economic attributes of a transferor Limited Partner’s interest in the Partnership (such as the Limited Partner’s Capital Contribution, Capital Account balance, and obligation to return distributions or make other payments to the Partnership) shall carry over to a transferee in proportion to the percentage of the interest so transferred.

(f)                                   Continuing Obligations. Notwithstanding any provision of this Agreement to the contrary, a Limited Partner or Withdrawn Limited Partner shall not, by virtue of having Transferred all or any portion of its Partnership interest, be relieved of any obligations arising under this Agreement; provided, however, that a Limited Partner or Withdrawn Limited Partner shall be relieved of such obligations to the extent that: (x) such relief is approved by the General Partner (which approval may be withheld by the General Partner in its sole discretion); and (y) such obligations are assumed by another Partner or Person admitted to the Partnership as a Substitute Limited Partner.

(g)                                  Effective Date. Once all other conditions to the Transfer of a Limited Partner’s interest have been satisfied, such Transfer shall be effective as of the Close of Business on the last day of the next ending fiscal quarter of the Partnership.

(h)                                 Transfer Assistance. If a Limited Partner provides to the General Partner a certification of such Limited Partner (based upon such Limited Partner’s consultation with its legal or accounting advisors) to the effect that such Limited Partner’s status as such likely will subject such Limited Partner to material cost, burden or detriment due to a conflict between:

(i)                                     Such Limited Partner’s duties and obligations under this Agreement or attributes relating to such Limited Partner’s status as such, and

(ii)                                  Legal, regulatory, tax or similar obligations of such Limited Partner (including practical obligations to provide information to governmental regulatory agencies on a cooperative basis), then the General Partner shall provide its reasonable cooperation with such Limited Partner’s efforts to Transfer such Limited Partner’s interest in the Partnership in a manner designed to mitigate such detriment; provided, however, that such Transfer shall in all respects comply with the requirements of this Agreement and the General Partner shall not be required under this Section 7.2(h) to perform or consent to any action or omission that would subject the General Partner or the Partnership to material cost, burden or detriment.

(i)                                     Token Ownership Assistance. When and if Tokens are transferred to the Limited Partners pursuant to this Agreement, the General Partner and its Affiliates will provide technical assistance to any Limited Partner requesting such assistance in connection with such Token transfer, including, but not limited to, providing guidelines and a description of best practices for securing Tokens and recommending software developed by Blockstack PBC or other third parties for Token transfers; provided that, notwithstanding any other provision of this Agreement, neither the General Partner nor any of its Affiliates shall be liable to the Partnership or any Limited Partner for any act or omission in connection with the provision of technical assistance to any Limited Partner pursuant to this Section 7.2(i) and the Limited Partners take full responsibility for any actions taken after considering the advice of the General Partner or its Affiliates. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, the parties hereto hereby agree that the General Partner and its Affiliates shall owe no fiduciary duty to any Limited Partner or the Partnership in connection with the provision of technical assistance to any Limited Partner pursuant to this Section 7.2(i); provided, however, that the foregoing shall not eliminate the duty to comply with the implied contractual covenant of good faith and fair dealing.

7.3                               Withdrawal/Removal of a Limited Partner.

(a)                                 General. Subject to Section 7.1(c), a Limited Partner shall not withdraw from the Partnership or otherwise cease to be a Limited Partner without the consent of the General Partner, which consent may be granted or withheld in the General Partner’s sole discretion; provided that, a Limited Partner may withdraw from the Partnership if such Limited Partner remaining a Partner of the Partnership would, based on a written opinion of such Limited Partner’s counsel (which opinion and counsel are reasonably satisfactory to the General Partner), be reasonably likely to violate any law or regulation or written investment policy of the Limited Partner to which such Limited Partner is subject, to the extent disclosed to, and agreed to in writing by, the General Partner prior to such Limited Partner’s admission to the Partnership. Except as otherwise provided in this Section 7.3, a Limited Partner shall not be required to withdraw, or otherwise removed, from the Partnership.

(b)                                 Required Withdrawal. The General Partner may require the complete or partial withdrawal of a Limited Partner if the General Partner determines such Limited Partner’s Interest is reasonably likely to cause: (x) the Partnership’s assets to be characterized as “plan assets” under ERISA and the Internal Revenue Code, whether or not such Limited Partner is subject to ERISA or the Internal Revenue Code; (y) the Partnership or any Partner to be required to register under the Investment Company Act; or (z) a material delay, expense, or other material adverse effect on the Partnership, the General Partner or any Affiliate of the foregoing.

(c)                                  Deemed Withdrawal. A Limited Partner shall be deemed to have withdrawn from the Partnership with the consent of the General Partner upon such Limited Partner’s death or Permanent Incapacity. Except as otherwise determined by the General Partner in its sole discretion, a Limited Partner shall be deemed to have withdrawn without the consent of the General Partner upon such Limited Partner’s Bankruptcy, Dissolution or Termination.

7.4                               Procedures Following Limited Partner Withdrawal/Removal.

(a)                                 Assignee Status. Except as otherwise provided in this Section 7.4, a Limited Partner that withdraws or is removed from the Partnership in accordance with the provisions of Section 7.3 (including via a deemed withdrawal) or otherwise ceases to be a constituent limited partner of the Partnership under the Act (each, a “Withdrawal Event” and “Withdrawn Limited Partner”) shall be treated as an Assignee and, accordingly, shall have the rights and obligations of an Assignee as described in Section 7.7. Subject to the preceding sentence, a Withdrawn Limited Partner shall not be entitled to any redemption of its interest in the Partnership, distribution, or other payment in connection with its Withdrawal Event or otherwise in consequence of its status as a Withdrawn Limited Partner.

(b)                                 Redemption/Sale of Interest. If a Limited Partner becomes a Withdrawn Limited Partner, the General Partner may, in its sole discretion, provide for the redemption or sale of such Withdrawn Limited Partner’s interest in the Partnership as follows:

(i)                                     The General Partner may cause the Partnership to distribute to the Withdrawn Limited Partner, in complete redemption of the Withdrawn Limited Partner’s interest in the Partnership, an amount equal to: (x) the Withdrawn Limited Partner’s Updated Capital Account balance (or zero if such balance is negative) as of the Close of Business on the effective date of the Withdrawal Event or (y) such lesser amount as is acceptable to the General Partner and the Withdrawn Limited Partner. The General Partner shall have absolute discretion to cause the Partnership to make all or any portion of such distribution in cash or in kind; provided, however, that, unless the Withdrawn Limited Partner otherwise consents, the Withdrawn Limited Partner shall not be required to receive an in-kind distribution of any asset which exceeds the portion of such asset that would have been distributed to the Withdrawn Limited Partner if: (x) the Partnership had dissolved at the Close of Business on the effective date of the Withdrawal Event and (y) undivided interests in all Partnership assets had been distributed to the Partners in proportion to their respective interests in the liquidation proceeds under Section 8.3. The Withdrawn Limited Partner shall not share in the Profits and Losses of the Partnership allocable after the Close of Business on the effective date of the Withdrawal Event. Notwithstanding the foregoing provisions of this Section 7.4(b)(i), in the case of a Withdrawn Limited Partner that, prior or subsequent to its Withdrawal Event, failed to satisfy its obligations under Section 6.11 in respect of a request by the General Partner reasonably related to the Partnership’s efforts to comply with and minimize withholding under a FATCA Rule, the General Partner, in its sole discretion, may cause the Partnership to specially redeem such Withdrawn Limited Partner’s entire interest in the Partnership for a nonrecourse promissory note (payable exclusively from, and in lieu of, the distributions such Withdrawn Limited Partner would have received from the Partnership in the absence of such special redemption, taking into account without limitation the operation of Section 3.6(c)). Such promissory note shall: (i) provide for no interest; and (ii) have a stated principal amount equal to: (x) such Withdrawn Limited Partner’s Updated Capital Account balance (or zero if such balance is negative) as of the Close of Business on the effective date of its Withdrawal Event, reduced (but not below zero) by the amount of any distributions made to such Withdrawn Limited Partner subsequent to the Close of Business on the effective date of its Withdrawal Event; or (y) such lesser amount as is acceptable to the General Partner and such Withdrawn Limited Partner.

(ii)                                  The General Partner may sell the Partnership interest of the Withdrawn Limited Partner to any Person or Persons designated by the General Partner (with the consent of such Person or Persons) and remit to the Withdrawn Limited Partner the Net Sales Proceeds. The sale price shall be an amount equal to: (x) the Withdrawn Limited Partner’s Updated Capital Account balance (or zero if such balance is negative) as of the Close of Business on the effective date of the Withdrawal Event or (y) such lesser amount as is mutually acceptable to the General Partner and the Withdrawn Limited Partner. The sale price shall be payable in cash except in the case of a Withdrawn Limited Partner that, prior or subsequent to its Withdrawal Event, failed to satisfy its obligations under Section 6.11 in respect of a request by the General Partner reasonably related to the Partnership’s efforts to comply with and minimize withholding under a FATCA Rule. In such case: (i) the sale price shall be payable in the form of a promissory note with substantially the same terms as set forth in Section 7.4(b)(i); and (ii) the General Partner, its members and their respective Affiliates shall not purchase all or any portion of the Withdrawn Limited Partner’s interest without first offering to all the Partners a right to participate in such purchase (on a pro rata basis, in proportion to their respective Capital Contributions, pursuant to a procedure reasonably prescribed by the General Partner).

(iii)                               If only a portion of a Limited Partner’s interest in the Partnership is withdrawn, the foregoing provisions of this Section 7.4(b) shall be adjusted to apply only in respect of such withdrawn interest. Pursuant to the mutual consent of the General Partner and a Withdrawn Limited Partner (which consent may be withheld in such Persons’ sole discretion), such Withdrawn Limited Partner may receive less than the full amount to which it is otherwise entitled under this Section 7.4(b).

7.5                               Transfer by the General Partner.

(a)                                 General.

(i)                                     The General Partner may, without the consent of any other Partner, convert to or merge into, or otherwise Transfer its interest as the general partner of the Partnership, in whole or in part, to any Affiliate, and without the need for any additional action or additional consent by any other Person, such Affiliate may succeed to the position of and be admitted as general partner of the Partnership, with all of the rights, powers and obligations associated therewith and is hereby authorized to and shall continue the Partnership without dissolution.

(ii)                                  Except (x) as provided in the first sentence of this Section 7.5(a) or (y) in furtherance of the normal operations of the Partnership as contemplated by this Agreement (e.g., a pledge of the General Partner’s economic interest in the Partnership to secure Partnership indebtedness), the General Partner shall not Transfer all or any portion of its interest in the Partnership without the consent of 66 2/3% in Interest of the Limited Partners.

(iii)                               In the event of a Transfer or conversion of the General Partner’s interest in the Partnership to an Affiliate as provided in Section 7.5(a)(i) or (ii), the General Partner shall procure that the replacement General Partner agrees, on its own behalf and/or on behalf of the Partnership, to be bound by any side letter pursuant to this Agreement.

(b)                                 Approved Transfers. If a Transfer by the General Partner is approved by 66 2/3% in Interest of the Limited Partners pursuant to Section 7.5(a), each of the remaining Limited Partners shall be deemed to have consented to such Transfer. If 66 2/3% in Interest of the Limited Partners consents to the admission of the transferee as a constituent general partner of the Partnership, each of the remaining Limited Partners shall be deemed to have consented to such admission. Any additional or successor General Partner is hereby authorized to and shall continue the Partnership without dissolution and shall be fully bound by the obligations, and limitations on the authority, of the General Partner set forth in this Agreement.

7.6                               Withdrawal of the General Partner.

(a)                                 Withdrawal. Except as permitted under Section 7.5 or this Section 7.6, the General Partner shall not voluntarily withdraw, and shall not be removed, from its position as the sole constituent general partner of the Partnership.

(b)                                 Effect of Withdrawal. Following the withdrawal of the General Partner under this Section 7.6, or the occurrence of any other event that terminates the General Partner’s status as a constituent general partner of the Partnership under the Act, the General Partner shall cease to be a partner of the Partnership. Nothing in this Section 7.6(b) shall relieve the General Partner of any actual liability under applicable law for a withdrawal in violation of Section 7.6(a) or any act that constitutes Malfeasance.

7.7                               Status of Assignees.

(a)                                 Admission as a Partner. Notwithstanding any provision of this Agreement to the contrary: (i) an Assignee shall not be admitted to the Partnership as a Substitute Limited Partner without the consent of the General Partner, which consent may be withheld in the General Partner’s sole discretion; and (ii) an Assignee shall be admitted to the Partnership as a general partner only as provided in Section 7.5 or 8.2.

(b)                                 Derivative Interest. All rights and privileges associated with an Assignee interest in the Partnership shall be derived solely from the Partner interest of which such rights and privileges were previously a component part. No Assignee shall hold, by virtue of such Assignee’s interest in the Partnership, any rights and privileges that were not specifically transferred to such Assignee by the prior holder of such interest. No Partner, Assignee or other rights or privileges arising under this Agreement or the Act shall apply with respect to a notional or constructive interest in the Partnership, without regard to whether such interest constitutes a Derivative Partnership Interest.

(c)                                  Economic Rights. Subject to Section 4.1(d), an Assignee that holds an interest in the Partnership shall be entitled to receive the allocations attributable to such interest pursuant to Section 4, to receive the distributions attributable to such interest pursuant to Section 5 and Section 8, and to Transfer such interest in accordance with the terms of this Section 7. Notwithstanding the preceding sentence, the Partnership and the Partners shall incur no liability for allocations and distributions made in good faith to a transferor until a valid written instrument of Transfer has been received by the Partnership and recorded on its books and the effective time of the Transfer has passed.

(d)                                 Non-Economic Rights. An Assignee shall not, solely by virtue of its status as such, hold any non-economic rights in respect of the Partnership. Without limitation on the preceding sentence, an Assignee’s interest in the Partnership shall not entitle such Assignee to participate in the management, control or operation of the Partnership or its business, act for the Partnership, bind the Partnership under agreements or arrangements with third parties, or vote on Partnership matters. An Assignee shall not have any right to receive or review Partnership books, records, reports or other information; provided, however, that an Assignee may, at its own expense, require that an independent public accounting firm of national or regional standing in the United States review (not more than once per Fiscal Year) the Partnership’s audited financial statements for purposes of determining that such Assignee has received from the Partnership all distributions to which it is entitled in respect of its economic interest in the Partnership. An Assignee shall not hold itself out as a Partner in any forum or for any purpose; provided, however, that, to the extent necessary to maintain consistency with the Partnership’s income tax returns, reports, and other filings, an Assignee shall take the position that it is a Partner solely for income tax purposes. More generally, except as specifically provided in this Agreement, an Assignee shall have none of the rights, benefits or entitlements provided to a constituent partner of a partnership under this Agreement, the Act, or other applicable law. Notwithstanding the foregoing provisions of this Section 7.7(d), an Assignee shall have the amendment consent rights specified in Section 10.5(e).

(e)                                  Bound by Agreement. To the extent otherwise applicable to the interest in the Partnership that has been transferred to or is otherwise held by an Assignee, the Assignee shall be subject to, and bound by, all of the terms and provisions of this Agreement that inure to the benefit of the Partnership or any Partner (without regard to whether such Assignee has executed a written instrument of Transfer or assumption described in Section 7.1(b) or 7.7(c)). Without limitation on the preceding sentence, an Assignee that holds an interest in the Partnership shall be responsible for any unsatisfied obligation to return distributions or make other payments to the Partnership or any Partner associated with such interest and shall comply with the provisions of Sections 6.10, 6.11 and 10.13.

(f)                                   Limited Treatment as a Partner. Solely to the extent necessary to give effect to the Assignee rights and obligations set forth in this Section 7.7, an Assignee shall be treated as a Partner for purposes of this Agreement.

(g)                                  Redemption. The Partnership may, at any time and in the sole and absolute discretion of the General Partner, redeem (or cause the sale of) the Partnership interest of any Assignee for cash equal to the Fair Market Value of such interest. In determining Fair Market Value for purposes of this Section 7.7(g), each of the General Partner, 66 2/3% in Interest of the Limited Partners, and the Assignee whose Partnership interest is to be sold or redeemed pursuant to this Section 7.7(g) shall have separate standing to select an appraiser and submit a proposed value for the interest to be sold or redeemed with such determination of Fair Market Value to ultimately be determined in the sole discretion of the General Partner. With regard to an Assignee that is a Withdrawn Limited Partner or successor in interest thereto, the foregoing rights of the Partnership under this Section 7.7(g) shall be in addition to those rights of the Partnership set forth in Section 7.4.

SECTION 8

DISSOLUTION AND LIQUIDATION

8.1                               Dissolution Events. The Partnership shall be dissolved upon the first to occur of the following events:

(a)                                 The failure of the Partners to continue the Partnership pursuant to Section 8.2.

(b)                                 On the First Milestone Date, if the LP Advisory Committee determines that the Network has failed to achieve the First Milestone.

(c)                                  On the Second Milestone Date.

(d)                                 The General Partner has elected to dissolve the Partnership.

(e)                                  At any time that there are no limited partners of the Partnership, unless the Partnership is continued in accordance with the Act.

(f)                                   The entry of a decree of judicial dissolution of the Partnership.

(g)                                  Any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, unless the Partnership is continued in accordance with Section 8.2.

Any dissolution of the Partnership other than as provided in this Section 8.1 will be a dissolution in contravention of the Agreement.

8.2                               Elections Following Certain Events. Following the withdrawal, Bankruptcy or Dissolution of the General Partner (or, if the General Partner is an individual, such individual’s retirement, death or Permanent Incapacity) (except, in any event, in connection with a Transfer which has been approved pursuant to Section 7.5), a meeting of the Partners shall be called (in accordance with the provisions of Section 10.1 as modified by this Section 8.2) and the Partnership shall be dissolved upon the conclusion of such meeting unless the Limited Partners elect to continue the Partnership as described in this Section 8.2. Such meeting shall be called by the LP Advisory Committee and shall be scheduled to occur promptly, but in any event within 90 days, after such event affecting the General Partner. At such meeting, 66 2/3% in Interest of the Limited Partners may elect to continue the Partnership in accordance with the terms of this Agreement and appoint a new General Partner, effective as of the time of such event affecting the prior General Partner, who is hereby authorized to and shall continue the Partnership without dissolution. If the Limited Partners do not so elect to continue the Partnership, a Liquidating Partner shall be elected by a Majority-In-Interest of the Limited Partners.

8.3                               Winding-Up and Liquidation.

(a)                                 General. Upon Dissolution of the Partnership, the Liquidating Partner shall promptly wind up the affairs of, liquidate and Terminate the Partnership. In furtherance thereof, the Liquidating Partner shall: (i) have all of the administrative and management rights and powers of the General Partner (including the power to bind the Partnership); and (ii) be reimbursed for Partnership Expenses incurred during the process. Following Dissolution, the Partnership shall sell or otherwise dispose of assets determined by the Liquidating Partner to be unsuitable for distribution to the Partners, but shall engage in no other business activities except as may be necessary or appropriate, in the reasonable discretion of the Liquidating Partner, to preserve the value of the Partnership’s assets during the period of winding-up and liquidation. At the conclusion of the winding-up and liquidation of the Partnership, the Liquidating Partner shall: (i) designate one or more Persons to hold the books and records of the Partnership (and to make such books and records available to the Partners on a reasonable basis) for not less than six years following the termination of the Partnership under the Act; and (ii) execute, file and record, as necessary, a certificate of cancellation and any other similar documents to effect the termination of the Partnership under the Act and other applicable laws.

(b)                                 Distributions. Distributions to the Partners during the period of winding-up and liquidation will be made in cash.

(c)                                  Allocations. The Profits and Losses of the Partnership during the period of winding-up and liquidation shall be allocated among the Partners in accordance with the provisions of this Agreement (including Section 4.1).

(d)                                 Application of Partnership Assets. In connection with the winding-up and liquidation of the Partnership, the Partnership’s assets (including proceeds from the sale or other disposition of any assets during the period of winding-up and liquidation) shall be applied and distributed as follows:

(i)                                     First, to repay any indebtedness of the Partnership, whether to third parties or the Partners, in the order of priority required by law, and to any reserves which the Liquidating Partner reasonably deems necessary for contingent, conditional or unmatured liabilities or obligations of the Partnership (which reserves when they become unnecessary shall be distributed in accordance with the provisions of Section 8.3(d)(ii)).

(ii)                                  Next, to the Partners in satisfaction of liabilities, if any, for distributions declared but not paid; and

(iii)                               Finally, to the Partners in accordance with Section 5.1.

SECTION 9

LIABILITY AND INDEMNIFICATION

9.1                               Liability.

(a)                                 Indemnified Persons. Except as otherwise specifically provided in this Agreement, no Indemnified Person shall be personally liable for the return of any contributions made to the capital of the Partnership by the Limited Partners or the distribution of Capital Account balances. Except to the extent that a court of competent jurisdiction has determined in a final decision that the matter at issue arose from acts or omissions, including any mistake of fact or error in judgment, that resulted primarily from the Indemnified Person’s Malfeasance, such Indemnified Person shall not be liable to the Partnership or the Limited Partners for any act or omission concerning the Partnership, provided that such Indemnified Person acted in a manner it reasonably believed to be not opposed to the best interests of the Partnership. Without limitation on the preceding sentence, except to the extent that such action or omission constitutes Malfeasance, an Indemnified Person shall not be liable to the Partnership or to any Partner in consequence of voting for, approving, or otherwise participating in the making of a distribution by the Partnership pursuant to Sections 5, 7 or 8. An Indemnified Person shall not be liable to any Limited Partner for the amount of taxes, interest or similar or related governmental fees or charges imposed upon such Limited Partner by virtue of the Partnership’s activities. This Section 9.1(a) is intended solely to limit the liability of Indemnified Persons and shall in no event be interpreted to impose liability that would not exist in the absence of this Section.

(b)                                 Limited Partners. A Limited Partner (and its representative on the LP Advisory Committee, if any) shall not be liable to the Partnership or to any other Partner in connection with: (i) any vote, consent, approval, waiver, determination or similar action of the Limited Partners or the LP Advisory Committee, absent bad faith or fraud on behalf of any such LP Advisory Committee member; or (ii) any failure by such Limited Partner (or representative) to take affirmative action for the benefit of the Partnership (by, for example, providing investment or other opportunities or analyses to the Partnership). Nothing in this Section 9.1(b) shall be construed to limit a Limited Partner’s liability, or the enforceability of any provision of this Agreement, in connection with a Limited Partner’s actual breach of this Agreement. No Partner shall, solely by reason of a negative balance of its Capital Account, have any obligation to the Partnership or another Partner to restore such negative balance.

9.2                               Indemnification.

(a)                                 General. Except to the extent that Malfeasance on the part of an Indemnified Person shall have given rise to the matter at issue, the Partnership shall, to the maximum extent permitted by applicable law, but subject to the express provisions of this Section 9.2, indemnify and hold such Indemnified Person harmless from and against any loss, claim, demand, cost, expense of any nature, judgment, penalty, settlement, compromise, damage, injury suffered or sustained, or any other amount, or any nature whatsoever, known or unknown, liquid or illiquid, suffered by such Indemnified Person by reason of any actual or threatened claim, demand, action, suit or proceeding (civil, criminal, administrative or investigative) in which such Indemnified Person may be involved, as a party or otherwise, by reason of its actual or alleged management of, or involvement in, the business or affairs of the Partnership and its Affiliate vehicles (including an Indemnified Person’s involvement in the offering of interests in the Partnership). This indemnification shall include, but not be limited to: (i) payment as incurred of reasonable attorneys’ fees and other out-of-pocket expenses incurred in investigating or settling any claim or threatened action (where, in the case of a settlement, such settlement is approved by the General Partner), or incurred in preparing for, or conducting a defense pursuant to, any proceeding up to and including a final non-appealable adjudication; (ii) payment of fines, damages or similar amounts required to be paid by an Indemnified Person; and (iii) removal of liens affecting the property of an Indemnified Person. The total obligation of the Partnership to all Indemnified Persons under this Section 9.2 shall be limited to the assets of the Partnership (excluding, solely for purposes of this sentence, any obligation of the General Partner to otherwise assume personal liability for the Partnership’s debts and obligations under the Act or other applicable law). The Partners acknowledge that the indemnification provisions of this Section 9.2 are intended, in significant part, to induce Indemnified Persons to provide services to, or for the benefit of, the Partnership and agree that such provisions shall be interpreted and applied accordingly. For the avoidance of doubt, no claim of indemnification hereunder by an Indemnified Person will be deemed a violation of any of its fiduciary duties arising in connection with the Partnership to any other Person, either express or implied.

(b)                                 Third-Party Indemnification. If an Indemnified Person is entitled to indemnification in respect of the same loss, expense, damage or injury from the Partnership under this Section 9.2 and from one or more Third-Party Indemnifiers, the Partnership shall make indemnification payments to such Indemnified Person under this Section 9.2 with respect to such loss, expense, damage or injury only to the extent that the amount of indemnification payments that the Partnership would make under this Section 9.2 in the absence of such Third-Party Indemnifiers exceeds the aggregate amount of indemnification payments actually received by such Indemnified Person with respect to such loss, expense, damage or injury from such Third-Party Indemnifiers. Nothing in this Section 9.2(b) shall preclude an Indemnified Person from receiving indemnification payments that may subsequently be required to be returned under Section 9.2(c). For purposes of this Section 9.2, “indemnification” payments made or to be made by a Third-Party Indemnifier shall be deemed to include equivalent payments made or to be made by such Third-Party Indemnifier pursuant to an insurance policy or similar arrangement.

(c)                                  Obligation to Return Payments. As a condition to receiving an indemnification payment pursuant to this Section 9.2, an Indemnified Person shall execute an undertaking in form and substance acceptable to the General Partner providing that, to the extent that it is subsequently determined that such Person was not entitled to such payment (whether by virtue of such Person’s Malfeasance, receipt of a corresponding payment from a Third-Party Indemnifier, or otherwise), such Person shall return such payment to the Partnership promptly upon demand therefor by any Partner.

(d)                                 Limitations Regarding the General Partner. To the extent that one member of the General Partner initiates an action against another member of the General Partner, and such action does not seek to enforce or otherwise give effect to the rights, benefits or privileges of the Partnership or the Limited Partners, neither of such Persons shall be entitled to indemnification with respect to such action under this Section 9.2. In addition, if the General Partner or a member thereof is a defendant in a suit brought by at least a Majority-In-Interest of the Limited Partners in their capacity as such, such Person shall be entitled to an advance of defense costs (i.e., payment of such costs prior to resolution of the matter at issue) under this Section 9.2 with respect to such suit only with the approval of the LP Advisory Committee.

(e)                                  Declines in Value. Notwithstanding the foregoing provisions of this Section 9.2, the Partnership shall be under no obligation to indemnify an Indemnified Person from and against any reduction in the value of such Person’s interest in the Partnership that is attributable to losses, expenses, damages or injuries suffered by the Partnership or to any other decline in the value of the Partnership’s assets.

(f)                                   Other Rights to Indemnification. The indemnification provided by this Section 9.2 shall not be deemed to be exclusive of, or otherwise to diminish, any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law, in equity or otherwise. Solely for purposes of clarification, and without expanding the scope of indemnification pursuant to this Section 9.2, the Partners expressly intend that the provisions of this Section 9.2 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with any applicable Third-Party Indemnifier having primary liability, the Partnership having only secondary liability, and the General Partner having only tertiary liability. If the Partnership pays or causes to be paid, for any reason, any amounts that should have been paid by a Third Party Indemnifier, then (x) the Partnership shall be fully subrogated to all rights of the relevant Indemnified Person with respect to such payment, and (y) each relevant Indemnified Person shall assign to the Partnership all of the Indemnified Person’s rights to advancement or indemnification from or with respect to such Third Party Indemnifier.

(g)                                  Sources. Notwithstanding the foregoing, nothing in this Section 9.2 will prohibit the General Partner from causing the Partnership to make such payments if the General Partner determines in its discretion that the Partnership is not likely to obtain sufficient funds from such other sources in a timely fashion, or that attempting to obtain such funds would be futile or not in the best interests of the Partnership. Nothing in this Section 9.2 will prohibit the General Partner from causing the Partnership to advance the funds needed to satisfy its indemnification obligations under this Section 9.2, whether or not the General Partner expects that such amounts will be available from other sources (including insurance policies or otherwise).

SECTION 10

GENERAL PROVISIONS

10.1                        Meetings. Meetings of the Partners may be called by the General Partner or a Majority-In-Interest of the Limited Partners. Any such meeting shall be held at a reasonable time and place selected by the General Partner on not less than 10 nor more than 90 days’ notice, which notice shall set out the agenda for such meeting. The notice and agenda distributed in connection with any such meeting shall set forth any matters to be proposed to a vote of the Limited Partners at such meeting and shall include a reasonably detailed description of such matters and any necessary documents and materials to evaluate such matters. The General Partner shall facilitate such meetings and shall maintain the confidentiality of any information provided by and maintained on behalf of the Limited Partners during such meetings. Reasonable accommodation shall be made for any Partner that elects to attend a meeting via telephonic or similar means pursuant to which all Persons attending the meeting can hear one another. A Limited Partner may vote at any meeting either in person or by a proxy which such Limited Partner has duly executed in writing. No action may be taken at a meeting of the Partners without the consent of that number or percentage of the Partners whose consent is otherwise required for such action under this Agreement. Except as specifically provided in this Agreement, there shall be no requirement of annual or periodic meetings of the Partners.

10.2                        Action Without a Meeting of All Partners. Any action of the Partners (or a subset thereof) may be taken by electronic transmission or written consent of that number or percentage of the Partners whose consent is otherwise required for such action under this Agreement. The fact that a Partner has not received notice of an action taken by electronic transmission or written consent, or taken at a meeting actually held, shall not invalidate such action so long as it was taken with the consent of that number or percentage of the Partners whose consent is otherwise required for such action under this Agreement. A Partner may authorize another Person to vote or otherwise act on its behalf through a written proxy or power of attorney. In order to facilitate the determination of whether any action of the Partners (or a subset thereof) has been taken by or with the consent of the requisite number or percentage of the Partners under this Agreement, the General Partner may adopt, from time to time upon not less than 10 days’ notice to the Partners, reasonable procedures for establishing the Partners of record entitled to vote, consent, approve, waive, determine or otherwise take action on any matter; provided, however, that any date as of which Partners of record is determined shall not precede the date of the related action by more than 60 days. Promptly after receiving notice of any action by electronic transmission or written consent pursuant to this Section 10.2, the General Partner shall provide notice of such action to the Limited Partners.

10.3                        Entire Agreement; Side Letters. This Agreement (together with the agreements, appointments, representations and warranties of each Limited Partner set forth in any Subscription Agreement executed by such Limited Partner as well as the terms and provisions of any written agreement executed by the General Partner on its own behalf and/or on behalf of the Partnership and a Limited Partner and designated therein as a “side letter” to this Agreement) contains the entire understanding among the Partners, and supersedes any prior written or oral agreement between them, respecting the Partnership. There are no (and no Partner has relied upon any) representations, agreements, arrangements, or understandings, oral or written, among the Partners or any subset thereof relating to the Partnership which are not fully expressed in this Agreement (or, to the extent provided in the preceding sentence, any such Subscription Agreement or side letter). Except as otherwise specifically provided in this Agreement, each such side letter or Subscription Agreement is a separate agreement among the parties thereto and shall not be deemed incorporated into this Agreement. If there is any conflict between this Agreement and any other constituent, organizational, formation or similar document relating to the Partnership in any jurisdiction (e.g., any certificate of formation, charter, bylaws or similar document), the provisions of this Agreement shall control to the maximum extent permitted by applicable law. Notwithstanding the provisions of this Agreement (including Section 10.5) or of any Subscription Agreement, it is hereby acknowledged and agreed that the General Partner on its own behalf and on behalf of the Partnership without the approval of any Limited Partner or any other Person may enter into a side letter or similar agreement to or with a Limited Partner which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or of any Subscription Agreement. The parties hereto agree that any terms contained in a side letter or similar agreement to or with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement or of any Subscription Agreement.

10.4                        Name and Mark.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, the Partners acknowledge and agree that: (i) the Name and Mark are the property of, or have been licensed by, the General Partner or its Affiliates (other than the Partnership) and in no respect shall the right to use the Name and Mark be deemed an asset of the Partnership; (ii) the Partnership’s authority to use the Name and Mark may be withdrawn by the General Partner or its Affiliates or licensors at any time without compensation to the Partnership; (iii) the Partnership has no right to license, sublicense, assign, or otherwise Transfer any right, title or interest in or to the Name and Mark; (iv) no Partner other than the General Partner shall, by virtue of its ownership of an interest in the Partnership, hold any right, title or interest in or to the Name and Mark; (v) neither the Partnership nor any Partner (other than the General Partner) shall, by virtue of the existence of the Partnership, be entitled to any goodwill or similar value associated with the Name and Mark; and (vi) following the Dissolution and liquidation of the Partnership, no Partner other than the General Partner shall, by virtue of its ownership of an interest in the Partnership, hold any right, title or interest in and to the Name and Mark. Except as specifically authorized by the General Partner or its Affiliate or licensor in writing, in no event shall any Limited Partner use the Name and Mark for its own account.

(b)                                 Subject to Section 10.4(a), the General Partner hereby grants to the Partnership, and the Partnership hereby accepts, a non-exclusive, non-assignable, non-sub-licensable, royalty-free license to use, during the term of the Partnership, the Name and Mark as part of the legal name of the Partnership.

(c)                                  The General Partner, its Affiliates and its licensors shall be entitled to take all reasonable actions to protect or comply with their ownership or license of the Name and Mark. The Partnership shall use the Name and Mark only in connection with goods or services adhering to such standards, specifications, and instructions as are developed by the General Partner, its Affiliates and its licensors (other than the Partnership). If the General Partner or such Affiliates or licensors determine that the Partnership is not using, or cannot use, the Name and Mark in accordance with such standards, specifications and instructions, the Partnership shall cure the cause of such failure or, if the General Partner determines that the Partnership cannot or should not cure such failure, discontinue such non-conforming use. The General Partner shall have the right to present to its Affiliates and licensors all information concerning the Partnership’s use of the Name and Mark as shall be reasonably necessary for such Affiliates and licensors to determine whether such standards, specifications and instructions have been, and are likely to be, satisfied.

(d)                                 If the name, mark or URL of the Partnership are changed pursuant to Section 2.1(b) or otherwise, the foregoing provisions of this Section 10.4 shall apply equally to the new name, mark or URL.

(e)                                  It is intended that the applicable Affiliates and licensors of the General Partner shall be entitled to obtain enforcement of this Section 10.4.

10.5                        Amendments.

(a)                                 General. Except as otherwise provided in this Section 10.5, this Agreement may be amended, in whole or in part, prior to the Partnership’s Termination, through a written amendment executed by the General Partner and a Majority-In-Interest of the Limited Partners. Each Partner shall be promptly notified of any amendment to this Agreement.

(b)                                 Higher Level of Approval. An amendment to any provision of this Agreement that calls for a higher level of approval of the Partners or the approval of certain specified Partners shall require the same degree of approval as is set forth in such provision. The preceding sentence is intended to apply solely with respect to express provisions of this Agreement and not to any voting, approval or similar rules set forth in the Act or other applicable law, without regard to whether such rules are incorporated into this Agreement by reference, operation of law or otherwise. Any amendment to this Section 10.5 shall require the unanimous consent of the Limited Partners.

(c)                                  Special Classes/Provisions. Except with regard to amendments otherwise specifically required under this Agreement, there shall be no amendment to this Agreement that would materially reduce the rights, or increase the obligations, of a Limited Partner under this Agreement unless the amendment: (i) is consented to by such Limited Partner; or (ii) by its terms applies to all Limited Partners. There shall be no amendment that: (i) increases a Limited Partner’s Capital Contribution; or (ii) imposes personal liability upon a Limited Partner for any debts or obligations of the Partnership unless, in each case, the amendment is consented to by such Limited Partner. There shall be no amendment to any provision of this Agreement that grants special rights or protections solely to Tax-Exempt Limited Partners or Non-U.S. Limited Partners without the consent of 75% in Interest of the Tax-Exempt Limited Partners or Non-U.S. Limited Partners, as applicable.

(d)                                 Unilateral Amendments. Notwithstanding the foregoing provisions of this Section 10.5, the General Partner may, without the consent of the other Partners, amend this Agreement in any manner determined by the General Partner to be necessary or appropriate to (i) reflect the admission of a Substitute Limited Partner or an Assignee, (ii) comply with applicable law, (iii) supply a missing term or provision, (iv) resolve an ambiguity in the existing terms and provisions of this Agreement or correct or supplement any provision thereof which is incomplete or inconsistent with any other provision thereof, or to correct any printing, stenographic or clerical error or omissions, or (v) delete or add any provision of the Agreement required to be so deleted or added by any federal, state or local governmental agency or official.

(e)                                  Assignees. If an Assignee holds an economic interest in the Partnership as a direct result of the death or Permanent Incapacity of an individual assignor Partner, then, solely with regard to an amendment to this Agreement that would materially reduce or diminish such economic interest, such Assignee shall have the same consent rights in respect of such amendment as would have been held by the assignor Partner of such economic interest if the assignor Partner had continued as a Partner and continued to hold such economic interest (but no other economic interest in the Partnership); provided, however, that, if two or more Assignees hold an economic interest in the Partnership as a direct result of the death or Permanent Incapacity of a single individual assignor Partner, the General Partner (acting in its sole and absolute discretion) shall designate one of such Assignees to exercise such consent rights on behalf of all such Assignees (as if that one Assignee held the aggregate economic interests received by all such Assignees as a direct result of the death or Permanent Incapacity of the assignor Partner). Following any withdrawal of the General Partner, there shall be no amendment to this Agreement that would reduce the indemnification rights (or otherwise reduce the rights or increase the obligations) of the former General Partner or any Person related thereto without the consent of such former General Partner. Except as set forth in this Section 10.5(e), an Assignee shall not, solely by virtue of its status as such, have any right to consent or withhold consent in respect of an amendment to this Agreement.

(f)                                   Restated Agreement. For the convenience of the Partners, the General Partner is hereby authorized to execute and deliver on behalf of the Limited Partners a restated limited partnership agreement of the Partnership that is identical to this Agreement as amended by all duly adopted amendments hereto.

10.6                        Counterparts; Binding upon Partners and Assignees. This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not signatory to the original or to the same counterpart. In addition, to the maximum extent permitted by applicable law and without limitation on any other rights of the Partners or the Partnership, a non-Partner shall become bound as an Assignee under this Agreement (but not, solely by virtue of this sentence, entitled to any rights as an Assignee) if such Person holds an interest in the Partnership and seeks to exercise, assert, confirm or enforce any of its rights as an Assignee under this Agreement or the Act.

10.7                        Survival of Certain Obligations. Except as specifically provided in this Agreement, or to the extent specifically approved by the General Partner (which approval may be withheld by the General Partner in its sole discretion), a Limited Partner shall continue to be subject to all of its obligations to make capital contributions or other payments arising under this Agreement (including obligations attributable to a breach of this Agreement), as well as its obligations to maintain the confidentiality of information pursuant to Section 6.10 and to provide information pursuant to Section 6.11, without regard to any Transfer of all or any portion of such Limited Partner’s interest in the Partnership or any event that terminates such Limited Partner’s status as such. Except as specifically provided in the preceding sentence, this Section 10.7 is intended solely to confirm the survival of certain Limited Partner obligations and shall not be interpreted to limit or restrict the survival of any other Limited Partner obligations.

10.8                        No Third Party Beneficiaries. Except with regard to the Partnership’s obligation to Indemnified Persons as set forth in Section 9, the limitation of liability set forth in Section 3.6(a), and as otherwise specifically provided in this Agreement, including, without limitation, Section 7.2(i), the provisions of this Agreement are not intended to be for the benefit of or enforceable by any third party and, in particular, shall not give rise to a right on the part of any third party to (i) enforce or demand enforcement of a Partner’s Capital Contribution, obligation to return distributions, or obligation to make other payments to the Partnership as set forth in this Agreement or (ii) demand that the Partnership or the General Partner issue any capital call.

10.9                        Notices, Consents, Elections, Etc. Subject to the provisions of Section 10.6, all notices, consents, agreements, elections, amendments, demands and approvals provided for or permitted by this Agreement or otherwise relating to the Partnership shall be in writing and copies thereof shall be retained with the books of the Partnership. For purposes of the following provisions of this Section 10.9, the term “notice” shall be deemed to include any notice, statement, report, consent or similar item required or permitted to be provided to one or more Persons under this Agreement or applicable law.

(a)                                 Notice to Partners. Except as otherwise specifically provided in this Agreement, notice to a Partner shall be deemed duly given upon the earliest to occur of the following: (i) personal delivery to such Partner, to the address set forth in its Subscription Agreement, or to any other address which such Partner has provided to the Partnership for purposes of this Section 10.9(a); (ii) the Close of Business on the tenth business day after being deposited in the United States mail, registered or certified, postage prepaid and addressed to such Partner at the address set forth its Subscription Agreement, or at any other address which such Partner has provided to the Partnership for purposes of this Section 10.9(a); (iii) the Close of Business on the second business day after being deposited with an internationally recognized overnight delivery service, with delivery charges prepaid, addressed as provided in the preceding clause, and marked for delivery no later than such second business day; (iv) the date so sent, if sent by electronic mail or via an automated collective electronic communication mechanism established and maintained by or on behalf of the Partnership, provided that if such electronic correspondence is sent after the Close of Business or on a day that is not a business day, such notice will be deemed received on the next succeeding business day; or (v) actual receipt by such Partner via any means.

(b)                                 Notice to the Partnership. Except as otherwise specifically provided in this Agreement, notice to the Partnership by a Person other than the General Partner shall be deemed duly given when clearly identified as such and duly given to the General Partner in accordance with the procedures set forth in Section 10.9(a). Notice to the Partnership by the General Partner shall be deemed to have been duly given when the substantive contents thereof have been entered by the General Partner into the Partnership’s books and records (without any requirement of further identification).

(c)                                  Efficacy for Purposes of Securities and Other Laws. To the maximum extent permitted by applicable law, any vote, consent, approval, waiver, determination or similar action by a subset of the Limited Partners or by the LP Advisory Committee that, pursuant to the terms of this Agreement, serves to authorize, approve or ratify any action or omission of the General Partner or the Partnership shall be deemed for purposes of the Investment Advisers Act and other applicable laws to have been authorized, approved or ratified by, and to constitute the vote, consent, approval, waiver, determination or similar action of, all the Limited Partners and the Partnership.

(d)                                 Notice Limiting the Authority of the General Partner. To the extent that a vote, consent, election, determination, approval or other action of any or all the Limited Partners or the LP Advisory Committee would have the effect of limiting the power or authority of the General Partner, such action shall not be effective until the General Partner has received actual (rather than deemed) notice thereof.

10.10                 Certain Limited Partner Representations and Covenants.

(a)                                 Except to the extent set forth in a notice provided to the General Partner, each Limited Partner hereby represents that allocations, distributions and other payments to such Limited Partner by the Partnership are not subject to tax withholding under the Internal Revenue Code. Each Limited Partner hereby agrees to promptly notify the General Partner in the event that any allocation, distribution or other payment previously exempt from such withholding becomes or is anticipated to become subject thereto.

(b)                                 Each Limited Partner hereby agrees that it will not take actions that give rise to the conditions described in the second sentence of Section 7.3(b) for the principal purpose of causing the General Partner to require the withdrawal of such Limited Partner pursuant to Section 7.3(b).

(c)                                  Each Limited Partner hereby makes and reaffirms all subscriber representations and warranties contained in the Subscription Agreement to which such Limited Partner is a party. Each Limited Partner shall promptly notify the General Partner of any change in the structure of, or other event relating to, such Limited Partner that increases the number of beneficial owners of the Partnership within the meaning of Section 3(c)(1) of the Investment Company Act. Each Limited Partner shall promptly notify the General Partner of any change to its status as: (i) an employee benefit plan subject to ERISA or Section 4975 of the Internal Revenue Code or any comparable provision of applicable law regulating such Limited Partner as a benefit/pension plan or substantial equivalent; (ii) an entity deemed to hold “plan assets” of such a plan pursuant to the Final Regulation; or (iii) a “benefit plan investor” within the meaning of the Final Regulation.

(d)                                 The Limited Partners acknowledge that the Partnership will seek to comply with all applicable laws concerning money laundering and similar activities. In furtherance of such efforts, each Limited Partner hereby represents and agrees that, to the best of such Limited Partner’s knowledge based upon appropriate diligence and investigation, consistent with the law applicable to such Limited Partner: (i) none of the cash or property that is paid or contributed to the Partnership by such Limited Partner shall be derived from, or related to, any activity that is criminal under the laws of the United States, any other country that is specifically identified as a potential jurisdiction for investment by the Partnership in this Agreement or any official marketing materials relating to interests in the Partnership, or any other country to whose laws such Limited Partner is subject (collectively, the “Applicable Countries”) or would otherwise cause the Partnership, the General Partner, or any member or equityholder thereof to be in violation of the laws of an Applicable Country; (ii) no contribution or payment to the Partnership by such Limited Partner shall (to the extent that such matters are within the control of such Limited Partner) cause the Partnership or the General Partner to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, any similar or corresponding law of any other Applicable Country, or the published anti-money laundering recommendations of the FATF, the Eurasian Group or the Asia/Pacific Group on Money Laundering; and (iii) except as otherwise approved by the General Partner, no capital contribution, return of distribution, or other payment made to the Partnership by such Limited Partner shall be made from or through a jurisdiction on the FATF list of “High Risk and Non-Cooperative Jurisdictions.” Each Limited Partner hereby further represents that neither such Limited Partner, nor, to the best of its knowledge based upon appropriate diligence and investigation, consistent with the law applicable to such Limited Partner, any officer, director or beneficial owner of such Limited Partner is listed on: (i) the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of Treasury Office of Foreign Assets Control; (ii) the “Denied Persons List,” “Entity List” or “Unverified List” maintained by the United States Department of Commerce Bureau of Industry and Security; (iii) the “List of Statutorily Debarred Parties” maintained by the United States Department of State Directorate of Defense Trade Controls; (iv) the “Consolidated List of Financial Sanctions Targets in the UK” maintained by the United Kingdom HM Treasury; (v) the list of “Listed Entities” maintained pursuant to the Canada Anti-Terrorism Act of 2001 by the Canadian Solicitor General; (vi) the “Consolidated List” maintained pursuant to the Australia Charter of the United Nations Act by the Australia Department of Foreign Affairs and Trade; (vii) the “Consolidated list of persons, groups and entities subject to EU financial sanctions” maintained under the European Union Common Security and Defence Policy; (viii) the consolidated lists of terrorist and terrorist organizations, sanctions for the purpose of eliminating weapons proliferation and other sanctions maintained by the United Nations Security Council; (ix) the consolidated list of terrorist and terrorist organizations maintained by the Public Security Bureau of the People’s Republic of China; or (x) the lists specifying terrorists and terrorist associates designated by the United Nations Security Council and relevant entities and relevant persons for the purposes of the United Nations Sanctions Ordinance (Cap. 537) and its subsidiary legislations published in the Government of the Hong Kong Special Administrative Region Gazette from time to time. A Limited Partner shall promptly notify the General Partner if any of the foregoing fail to be true and accurate with respect to such Limited Partner.

(e)                                  The Limited Partners acknowledge and agree that: (i) for purposes of convenience or pursuant to customary usage within the private equity industry, members of the General Partner or other Persons may occasionally refer to the Partnership and other entities Affiliated with the General Partner collectively as “Blockstack” or by some other designation that may be interpreted to imply that the Partnership and such other entities are constituents of an actual legal partnership or similar association; and (ii) except as otherwise specifically set forth in a written agreement executed by the entities in question, and notwithstanding any usage or implication to the contrary, no such partnership or similar association exists or shall be deemed to come into existence.

(f)                                   The Limited Partners acknowledge and agree that: (i) for purposes of convenience or pursuant to customary usage within the private equity industry, members of the General Partner or other Persons may occasionally refer to members of the General Partner as “partners” or “general partners”; (ii) the sole constituent general partner of the Partnership is the General Partner, and not any of the individuals who (indirectly through the General Partner) participate in the management of the Partnership; and (iii) except as otherwise specifically set forth in a written agreement executed by the Persons in question, and notwithstanding any usage or implication to the contrary, no member of the General Partner is actually a constituent partner of any partnership.

(g)                                  Each Limited Partner hereby represents that, with respect to each capital contribution made by such Limited Partner to the Partnership pursuant to this Agreement, the funds used to make such capital contribution shall not (at the time of such contribution) consist of actual proceeds from the issuance of securities by a State, a political subdivision of a State, a municipal corporate instrumentality of a State, or any agency, authority or instrumentality of any of the foregoing (“proceeds of municipal securities”). Without limitation, for purposes of the preceding sentence: (x) funds that were (at some time) proceeds of municipal securities shall be deemed no longer to be proceeds of municipal securities once such funds have been applied to carry out the authorized purposes of the associated municipal financing (e.g., such funds have been deposited into a public retirement fund or university endowment) and are no longer specifically segregated, tracked or otherwise accounted for by such Limited Partner as proceeds of municipal securities; and (y) funds that are not directly tracked and identifiable as proceeds of municipal securities shall not be deemed proceeds of municipal securities merely because such Limited Partner also is in possession of proceeds of municipal securities that are directly tracked and identified as proceeds of municipal securities (and are being held pending application to the authorized purposes of the associated municipal financing).

10.11                 Avoidance of Publicly Traded Partnership Status.

(a)                                 Except to the extent otherwise approved by the General Partner, each Limited Partner hereby represents that at least one of the following statements with respect to such Limited Partner is true and will continue to be true throughout the period during which such Limited Partner holds an interest in the Partnership:

(i)                                     Such Limited Partner is not a partnership, grantor trust, S corporation, disregarded entity, or other entity treated as a pass-through entity for United States federal income tax purposes;

(ii)                                  With regard to each Tax Beneficial Owner of such Limited Partner, the principal purposes for the establishment or use of such Limited Partner do not include avoidance of the 100 partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii); or

(iii)                               With regard to each Tax Beneficial Owner of such Limited Partner, not more than 50% of the value of such Tax Beneficial Owner’s interest in such Limited Partner is attributable to such Limited Partner’s interest in the Partnership.

(b)                                 If a Limited Partner’s representation pursuant to Section 10.11(a) shall at any time fail to be true, such Limited Partner shall promptly (and in any event within 10 days) notify the General Partner of such fact and shall promptly thereafter deliver to the General Partner any information regarding such Limited Partner and its Tax Beneficial Owners reasonably requested by counsel to the Partnership for purposes of determining the number of the Partnership’s partners within the meaning of Treasury Regulation Section 1.7704-1(h).

(c)                                  A Limited Partner that, with the approval of the General Partner, is not required to make the full representation set forth in Section 10.11(a) shall promptly deliver to the General Partner any information regarding such Limited Partner and its Tax Beneficial Owners reasonably requested by counsel to the Partnership for purposes of determining the number of the Partnership’s partners within the meaning of Treasury Regulation Section 1.7704-1(h) and shall promptly (and in any event within 10 days) notify the General Partner of any change in the status of such Limited Partner or its Tax Beneficial Owners that may be relevant to such determination.

(d)                                 Each Limited Partner hereby acknowledges that the General Partner will rely upon such Limited Partner’s representations, notices and other information as set forth in this Section 10.11 for purposes of determining whether proposed Transfers of Partnership interests may cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code and that failure by a Limited Partner to satisfy its obligations under this Section 10.11 may cause the Partnership to be treated as a corporation for United States federal, State and local tax purposes.

10.12                 No Usury. Notwithstanding any provision of this Agreement to the contrary, the rate of interest charged by the Partnership to any Partner in connection with an obligation of the Partner to the Partnership shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by a Partner to the Partnership shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the payor Partner).

10.13                 Dispute Resolution.

(a)                                 Form and Venue. Except as otherwise specifically provided in this Agreement, as otherwise required by a non-waivable provision of applicable law, or as otherwise agreed by the General Partner, any controversy, claim or other dispute arising out of or relating to this Agreement (including any dispute relating to the validity, scope or enforceability of this Section 10.13, the marketing or issuance of interests in the Partnership, or the admission of any Partner) shall be resolved exclusively through binding arbitration in accordance with the rules of either JAMS (f/k/a Judicial Arbitration and Mediation Services, Inc., www.jamsadr.com) or the American Arbitration Association (www.adr.com), as determined by the General Partner in its sole discretion, and judgment upon an award arising in connection therewith may be entered in any court of competent jurisdiction. The Partners expressly acknowledge that, under the preceding sentence, they are, to the fullest extent permitted by law and except as otherwise agreed to in writing with the General Partner, waiving their right to a jury trial with regard to all matters for which arbitration is required. Any arbitration, mediation, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be held in New York, New York or, if such proceeding cannot be lawfully held in such location, as near thereto as applicable law permits. To the maximum extent permitted by applicable law, in any dispute relating to the obligation of a party to make indemnification payments, the burden of proof shall be upon the party seeking to avoid making such payments. The resolution of any controversy or claim described in this Section 10.13(a) shall be conducted in the English language and, to the maximum extent reasonably practicable, in a manner that preserves the confidentiality of Confidential Information and otherwise minimizes disruption to the operations of the Partnership. Notwithstanding any provision of this Agreement to the contrary, the General Partner is hereby authorized to acknowledge and agree to, on behalf of the Partnership and the Partners in respect of matters arising out of or otherwise relating to this Agreement, the sovereign immunity of a Limited Partner that is a sovereign government or governmental entity.

(b)                                 Fees and Costs. The prevailing party or parties in any arbitration, mediation, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys, accountants and experts fees and related expenses (including reasonable charges for in-house legal counsel and related personnel) and for the costs of such proceeding. If different parties prevail on different issues, the rule set forth in the preceding sentence shall be adjusted to, as closely as reasonably possible, give equitable effect to the underlying intent that a party prevailing on a particular issue shall recover costs for advancing its position on that issue. If two or more parties are deemed liable for a specific amount payable or reimbursable under this Section 10.13(b), such parties shall be jointly and severally liable therefor. The Partners acknowledge and declare that the rules set forth in this Section 10.13 (including the “loser pays” approach set forth in this Section 10.13(b)) are intended, without limitation, to reduce the overall costs and likelihood of litigation and hereby direct any applicable arbitrator, mediator, court or other adjudicative tribunal or forum to give maximum effect to such rules under applicable law.

(c)                                  Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT AS OTHERWISE AGREED TO IN WRITING WITH THE GENERAL PARTNER, EACH PARTNER HEREBY WAIVES HIS, HER OR ITS RIGHT TO SEEK REMEDIES IN COURT AND IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.14                 Waiver. Except as specifically provided in this Agreement, no failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; any actual waiver shall be contained in a writing signed by the party against whom enforcement of such waiver is sought. Without limitation on the preceding sentence, except as specifically provided in this Agreement, the failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive such party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement.

10.15                 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

10.16                 Governing Law. The interpretation and enforceability of this Agreement and the rights and liabilities of the Partners as such shall be governed by the laws of the State of Delaware, without regard to conflict of law principles. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law. Nothing in this Agreement shall be deemed to require that the General Partner violate the Act or other applicable law.

10.17                 Performance, Breach and Remedies.

(a)                                 General. Except as otherwise specifically provided in this Agreement, the remedies set forth in this Agreement are cumulative and shall not exclude any other remedies to which a Person may be lawfully entitled.

(b)                                 Specific Performance. Without limiting the rights and remedies otherwise available to the Partnership or any Partner, each Partner hereby: (i) acknowledges that the remedy at law for damages resulting from its default under Section 3, 6.10, 6.11 or 10.13 is inadequate; (ii) consents to the institution of an action for specific performance of its obligations in the event of such a default; and (iii) agrees that, except as specifically provided in this Agreement, the obligation of each Partner to make capital contributions and other payments in accordance with the provisions of Section 3 is unconditional and shall not be reduced, subject to offset, or otherwise modified for any reason or circumstance whatsoever.

(c)                                  Default Provisions. Each Partner hereby acknowledges that certain provisions of this Agreement provide for specified consequences in the event of a breach of this Agreement by a Partner. Each Partner hereby agrees that the default provisions of this Agreement are fair and reasonable and, in light of the difficulty of determining actual damages, represent a prior agreement among the Partners as to appropriate specified penalties or specified consequences.

(d)                                 Exercise of Discretion by the General Partner. The General Partner, in its sole discretion, shall determine what action, if any, shall be taken under this Agreement or applicable law against a Limited Partner in connection with such Limited Partner’s breach of this Agreement. Each Limited Partner hereby specifically agrees that, if such Limited Partner violates the terms of this Agreement, such Limited Partner shall not be entitled to claim that the Partnership or any of the other Partners are precluded, on the basis of any fiduciary or other duty arising in respect of such Limited Partner’s status as such, from seeking any of the penalties or other remedies permitted under this Agreement or applicable law.

10.18                 Legal Counsel. Each Partner acknowledges that counsel to the General Partner is also counsel to the Partnership and one or more of its Affiliates. Each Partner acknowledges that, in connection with the preparation of this Agreement, the General Partner has been represented by Wilson Sonsini Goodrich & Rosati P.C. (“WSGR”) and Cooley LLP (“Cooley”). Each Partner further acknowledges that (i) WSGR and Cooley have been engaged by the General Partner solely to represent the General Partner’s and Partnership’s interests; and (ii) no legal counsel has been engaged by the General Partner or the Partnership to protect or represent the interests of any other Partner vis-à-vis the Partnership, the General Partner or the preparation of this Agreement, the formation of the Partnership, or a Limited Partner’s investment in the Partnership.

Each Limited Partner acknowledges that WSGR and Cooley do not represent any Limited Partner with respect to the Partnership in the absence of a clear and explicit agreement to such effect between the Limited Partner and WSGR and/or Cooley (and that only to the extent specifically set forth in that agreement), and that in the absence of any such agreement WSGR and Cooley, each owes no duties to a Limited Partner with respect to the Partnership. In the event any dispute or controversy arises between any Limited Partner and the Partnership, or between any Limited Partner or the Partnership, on the one hand, and the General Partner (or any of its Affiliates) (which WSGR and/or Cooley represents), on the other hand, then each Limited Partner agrees that WSGR and/or Cooley may represent: (A) both the Partnership or the General Partner (or its Affiliate), in any such dispute or controversy that arises between or among a Limited Partner, on the one hand, and the General Partner and/or the Partnership, on the other; and (B) either the Partnership or the General Partner in any such dispute or controversy that arises between the Partnership and the General Partner.

10.19                 Compliance with FINRA Rules. Notwithstanding any provision of this Agreement to the contrary, if the Partnership invests in Securities that are part of a “new issue” within the meaning of the rules of the Financial Industry Regulatory Authority, Inc. (formerly, NASD, Inc.) (“FINRA”) (including Rule 5130 and Rule 5131), such investment shall be made in accordance with all applicable FINRA rules. In furtherance (but not limitation) of the preceding sentence, to the extent necessary to comply with FINRA rules (as determined by the General Partner in its reasonable discretion) only those Partners that have established through written representations satisfactory to the General Partner that they do not fall within the proscription of such rules with regard to any specific new issue Securities shall have a beneficial interest in such new issue Securities through their interest in the Partnership. Under no circumstance shall the General Partner be deemed in breach of any duty to the Partnership by virtue of causing the Partnership to decline an opportunity to invest in a new issue Security.

10.20                 Compliance with Investment Advisers Act.

(a)                                 The Partners acknowledge and agree that the Limited Partners, solely by virtue of their status as such or their rights under this Agreement, are not intended to be or become clients of the General Partner within the meaning of the Investment Advisers Act or any corresponding provision of other applicable law. Accordingly, notwithstanding any provision of this Agreement to the contrary, the General Partner shall not be required to provide any Limited Partner (in its capacity as such) with any advice, analysis or reports, or any other investment advisory services, regarding such Limited Partner’s direct actual or proposed investments in any securities. It is understood that the preceding sentence is not intended to override the General Partner’s obligation under Section 6.8 to provide information to a Limited Partner regarding such Limited Partner’s actual, direct interest in the Partnership.

(b)                                 In recognition of Rule 206(4)-8(a)(1) of the Investment Advisers Act (and other provisions of applicable laws, regulations and rules that prohibit misleading communications to investors), each Limited Partner acknowledges and agrees that any and all communications from the General Partner relating to the Partnership (including financial statements, capital call notices, proposals of amendments to this Agreement, requests for consents or waivers, and other reports, statements, notices and communications) shall be interpreted by each Limited Partner in light of all of the provisions of this Agreement, including those provisions that specify the value of Tokens and the procedures for determining the Fair Market Value of Cryptocurrencies and those provisions that authorize the General Partner to withhold certain information from Limited Partners (including information regarding Blockstack in respect of which a member of the General Partner is subject to a duty of confidentiality to, or in respect of, Blockstack or Persons related thereto).

(c)                                  Each Limited Partner acknowledges and agrees that this Agreement specifically contemplates various transactions between the Partnership and the General Partner or Persons related to the General Partner. Without limitation, these include purchases, sales and other Transfers of Tokens among the Partnership and Token LLC and other transactions approved by the LP Advisory Committee or a subset of the Limited Partners pursuant to applicable provisions of this Agreement.

Each Limited Partner further acknowledges and agrees that: (i) due to the nature and purposes of the Partnership, it may be impracticable and undesirable for the General Partner or the Partnership to separately obtain the individual consent of each Limited Partner in respect of each such transaction; (ii) the express provisions of this Agreement (together with the fiduciary duties of the General Partner as modified or defined by, and construed in accordance with, such express provisions to the maximum extent permitted by applicable law) fully reflect and embody the intentions and agreement of the Partners with regard to the manner in which such transactions shall be conducted; and (iii) such Limited Partner hereby approves for purposes of the Investment Advisers Act and other provisions of applicable law, the related-party nature and similar attributes of all such transactions that conform to the requirements of the preceding clause (ii). The General Partner may, in its sole and absolute discretion: request additional confirmation from the Limited Partners that the approval set forth in the preceding sentence applies in connection with any particular circumstance, to which request the Limited Partners shall promptly respond in good faith.

(d)                                 It is acknowledged that, under certain provisions of this Agreement, the annual audited financial statements of the Partnership may be withheld from a Limited Partner or provided to such Limited Partner in redacted form. To the extent that any such procedure is in conflict with the requirements of the Investment Advisers Act or any other applicable law, the General Partner is hereby authorized to take such actions, at the Partnership’s expense, as are reasonably determined by the General Partner to be necessary or appropriate to enable the General Partner to comply with Rule 206(4)-2 of the Investment Advisers Act or other applicable law (e.g., delivery of unredacted audited financial statements to an independent representative, appointed by the General Partner, of the Partnership or such Limited Partner).

(e)                                  Except as otherwise approved by the General Partner in a written agreement that expressly references this Section 10.20(e), a Limited Partner that is not also a duly admitted member of the General Partner shall not provide to the General Partner or the Partnership any advice or services that constitute the advice or services of an “investment adviser” within the meaning of Section 202 of the Investment Advisers Act or any similar law.

(f)                                   To the extent and in the manner required under Section 205(a)(2) of the Investment Advisers Act, the General Partner shall not cause or permit there to be a change in control of the General Partner without the consent of a Majority-In-Interest of the Limited Partners.

10.21                 Compliance with Exchange Act.

(a)                                 The Limited Partners acknowledge and agree that the activities of the General Partner and its Affiliates in connection with the offering of interests in the Partnership are not intended to give rise to a requirement that any of such Persons register as a broker or a dealer under the Exchange Act or any other applicable law. To the maximum extent permitted by applicable law, the General Partner and the Partnership (together with their respective Affiliates and other related Persons) hereby disclaim any duties, obligations, or status as an advisor, finder, agent, broker or dealer on behalf or in respect of any Person in connection with such Person’s actual or proposed investment in the Partnership.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, the General Partner (in its capacity as such) shall not be required to provide any services in connection with the actual or proposed Transfer of all or any portion of a Limited Partner’s or Assignee’s interest in the Partnership, or in connection with any distribution by the Partnership, which services would give rise to a requirement that the General Partner or any member thereof register as a broker or dealer under the Exchange Act or any other applicable law.

10.22                 Compliance with “Bad Actor” Rules. Solely to the extent that a Limited Partner would otherwise hold voting, consent, approval or similar rights under this Agreement (directly or indirectly, such as through the LP Advisory Committee) which are sufficient to cause such Limited Partner to qualify as a Rule 506(d) Related Party, such rights shall be deemed reduced to a level sufficient to preclude such Limited Partner’s qualification as a Rule 506(d) Related Party, but only until the earlier of (i) the General Partner’s reasonable determination, based on advice of legal counsel to the Partnership, that such rights are no longer relevant for purposes of Rule 506(d) under the Securities Act to any prior, ongoing or anticipated offering of interests in the Partnership or (ii) such Limited Partner’s delivery to the General Partner of a certification reasonably satisfactory to the General Partner to the effect that such Limited Partner (including its directors, officers and other applicable related Persons) is not a “bad actor” within the meaning of such Rule. If the Partnership commences any new offering of interests in the Partnership after the initial offering of interests in the Partnership, this Section 10.22 shall be reapplied in connection with such new offering. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a Person that must be taken into account for purposes of Rule 506(d) under the Securities Act (relating to “bad actor” disclosure/disqualification) in connection with an offer or sale of interests in the Partnership.

10.23                 Compliance with CFTC Rules. Without limitation on the authority of the General Partner otherwise arising under this Agreement, the Limited Partners acknowledge and agree that the General Partner may elect, for purposes that may include pre-empting or terminating an obligation on the part of the General Partner or any of its affiliated Persons to register as a commodity pool operator or commodity trading advisor under rules issued by the United States Commodity Futures Trading Commission (or to enable the General Partner or such Persons to qualify for an exemption from such registration), to: (i) manage and conduct the affairs of the Partnership in such manner as the General Partner reasonably determines to be necessary or appropriate to prevent the Partnership from qualifying as a commodity pool within the meaning of such rules; or (ii) otherwise limit the Partnership’s use of swaps, hedges or similar arrangements. The General Partner hereby confirms that it does not intend to operate the Partnership for the purpose of trading in commodity interests within the meaning of Section 1a(10) of the United States Commodity Exchange Act. The General Partner shall alter such intention only upon at least 5 days’ notice to the Limited Partners. If, within 5 days following such notice, 66 2/3% in Interest of the Limited Partners notify the General Partner of their objection to such alteration, the General Partner shall suspend such alteration until such time as such alteration is no longer subject to objection by 66 2/3% in Interest of the Limited Partners.

10.24                 Compliance with “Gift” and Other Anti-Corruption Rules.

(a)                                 The Partners acknowledge that certain Limited Partners or their personnel may be subject to “gift,” “pay-to-play,” or other anti-corruption laws or rules (“Anti-Corruption Rules”) that limit the ability of such Limited Partners or personnel to lawfully receive meals, travel, expense reimbursements, gifts, or other payments or benefits (“Benefits”) from the Partnership or the General Partner. For purposes of this Section 10.24, it is understood that the “personnel” of a Limited Partner shall be deemed to include, as necessary or appropriate to address the specific requirements of applicable Anti-Corruption Rules, Persons that play a direct or indirect role in managing, supervising, or governing, or exercising oversight in respect of, such Limited Partner.

(b)                                 Each Limited Partner that is (or the personnel of which are) subject to Anti-Corruption Rules shall provide notice (including a reasonable description) thereof to the General Partner. The General Partner shall thereafter use reasonable efforts to avoid providing, or causing the Partnership to provide, to such Limited Partner or personnel any Benefits in violation of such Anti-Corruption Rules. If any violation of such Anti-Corruption Rules occurs, the applicable Limited Partner shall return to the Partnership the applicable Benefits or their cash value equivalent. If such Limited Partner notifies the General Partner that such return is not possible or practicable, the General Partner shall deduct an amount equal to such cash value equivalent from such Limited Partner’s Capital Account and apportion such amount to the Capital Accounts of the other Partners in proportion to their respective Capital Contributions. No provision of this Agreement shall be applied to require that the Partnership or the General Partner provide any Benefit in violation of any Anti-Corruption Rule.

10.25                 Compliance with Whistleblower Rules. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be prohibited by this Agreement from, or subject under this Agreement to, any penalty or retaliation for engaging in any Whistleblower Action. For purposes of this Agreement, “Whistleblower Action” shall mean any good faith communication to or cooperation with a governmental authority regarding an action or omission that such party reasonably believes may constitute a violation of applicable law, but only to the extent that such communication or cooperation is protected against penalty or retaliation under applicable law. The parties acknowledge that there are many provisions of applicable law that provide such protections, including United States 17 CFR 240.21F-2(b), adopted pursuant to the “Securities Whistleblower Incentives and Protection” provision of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

10.26                 Compliance with Anti-Money Laundering Laws. Notwithstanding anything to the contrary contained in this Agreement, the General Partner, in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by in the Subscription Agreements.

10.27                 Pre-Payments by Limited Partners. If a Limited Partner pre-pays any amount due to the Partnership, such amount shall be held by the Partnership for the benefit of such Limited Partner (until applied in accordance with this Agreement or as otherwise required by applicable law), any activity by the Partnership or the General Partner to hold and apply such amount shall be solely as an accommodation to such Limited Partner, and the Partnership and the General Partner shall have no broker, investment adviser or similar role or obligation in connection therewith.

10.28                 Currency. The functional currency of the Partnership shall be United States dollars. All cash capital contributions shall be made in dollars and, to the extent reasonably practicable, the books, records, reports and accounts of the Partnership shall be stated in dollars. No Partner shall be entitled to receive cash distributions from the Partnership other than in dollars. If it is necessary or convenient for Partnership purposes to apply an exchange rate between different currencies, the exchange rate shall be determined by the General Partner using such publicly available indices as it shall select in its reasonable discretion.

10.29                 Timing. All dates and times specified in this Agreement are of the essence and shall be strictly enforced. Except as otherwise specifically provided in this Agreement, and except with regard to distributions made by the Partnership, all actions that occur after the Close of Business on a given day shall be deemed for purposes of this Agreement to have occurred at 9:00 a.m. on the following day. If the last day for the exercise of any right or the discharge of any duty under this Agreement would otherwise be a day that is not a business day, the period for exercising such right or discharging such duty shall be extended until the Close of Business on the next succeeding business day. It is acknowledged that the actual execution date of this Agreement may be subsequent to the date first above written. This Agreement is intended to be effective as if it had been executed on the date first above written.

10.30                 Miscellaneous. This Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties. Each Partner hereby specifically consents to the selection of all other Partners admitted to the Partnership pursuant to the terms of this Agreement. Except as otherwise expressly permitted by this Agreement, no Partner shall have the right, and each Partner does hereby agree that it shall not seek, to:

(i) commence or maintain an action for an accounting other than pursuant to a proceeding conducted in accordance with the provisions of Section 10.13; or (ii) cause a partition of the Partnership’s property whether by court action or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Partnership Agreement, effective as of the date first above written.

GENERAL PARTNER:		LIMITED PARTNERS:

Blockstack Token Fund GP, LLC		THE LIMITED PARTNERS now and hereafter admitted to the Partnership pursuant to powers of attorney now and hereafter granted to the General Partner

By:	/s/ Muneeb Ali
Name:	Muneeb Ali
Title:	Managing Director	By:	Blockstack Token Fund GP, LLC,
as attorney in fact for each such Limited
Partner

		By:	/s/ Muneeb Ali
		Name:	Muneeb Ali
		Title:	Managing Director

[Signature Page to Amended and Restated Limited Partnership Agreement of Blockstack Token Fund QP, L.P.]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Partnership Agreement, effective as of the date first above written.

INITIAL LIMITED PARTNER:

BLOCKSTACK TOKEN LLC, solely for the purpose of acknowledging its withdrawal from the Partnership

By:	/s/ Muneeb Ali
Name:	Muneeb Ali
Title:	Managing Director

[Signature Page to Amended and Restated Limited Partnership Agreement of Blockstack Token Fund QP, L.P.]